UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Veritex Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(972) 349-6200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2023 annual meeting of shareholders (the “Annual Meeting”) of Veritex Holdings, Inc. (the “Company”) will be held as follows:

DATE AND TIME:	Thursday, May 18, 2023, at 2:00 p.m., Central Time
LOCATION:	8214 Westchester Drive, Suite 735 Dallas, Texas 75225
ITEMS OF BUSINESS:
1.Election of thirteen (13) directors of the Company;
2.Non-binding advisory vote on the compensation of the Company’s named executive officers; and
3.Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.

RECORD DATE:
Only shareholders of record of Company common stock at the close of business on April 5, 2023 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

C. Malcolm Holland, III Chairman of the Board, Chief Executive Officer and President
Dallas, Texas April 17, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
for the 2023 Annual Meeting of Shareholders to be held on May 18, 2023:

The Veritex Holdings, Inc. 2023 Notice of Annual Meeting of Shareholders, the accompanying proxy statement, the 2022 annual report (including the Company's Annual Report on Form 10-K) and other proxy materials are available at https://ir.veritexbank.com/ under the Special Meeting tab.

Your vote is important! You are encouraged to vote as soon as possible. Whether or not you plan to attend the meeting, please read the proxy statement in its entirety and then vote by completing, signing and dating the enclosed proxy card and promptly mailing it in the enclosed envelope. For your convenience, you may also vote via the Internet or by telephone per the instructions on the proxy card. Enrolling in electronic delivery reduces Veritex's printing and mailing expenses and environmental impact. Submitting your proxy by one of these methods will ensure that your shares are represented at the Annual Meeting.

VERITEX HOLDINGS, INC.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225

PROXY STATEMENT FOR 2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2023

Unless the context otherwise requires, references in this proxy statement to (a) “we,” “us,” “our,” “our company,” the “Company” or “Veritex” refer to Veritex Holdings, Inc., a Texas corporation, and its consolidated subsidiaries as a whole; (b) the “Bank” refers to Veritex Community Bank, a wholly owned subsidiary of the Company; and (c) “shareholders” are to the holders of our common stock, par value $0.01 per share (the “common stock”).
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2023 annual meeting of shareholders of the Company to be held on Thursday, May 18, 2023, at 2:00 p.m., Central Time, at 8214 Westchester Drive, Suite 735, Dallas, Texas 75225 and any adjournment or postponement thereof (the “Annual Meeting”) for the purposes set forth in this proxy statement and the accompanying notice of the Annual Meeting. Simultaneously, the Annual Meeting can be accessed via teleconference by registering via teleconference at:
https://register.vevent.com/register/BIbfb9848e1d4f44c0b308860b6fb93fe3. Even if you plan to participate in the Annual Meeting, we urge you to submit your proxy in advance to ensure your shares are represented.

This proxy statement, the accompanying notice of the Annual Meeting, the 2022 annual report to shareholders (including the Company's annual report on Form 10-K) and the proxy card (collectively, the “proxy materials”) are first being sent on or about April 17, 2023 to shareholders of record entitled to vote at the Annual Meeting. Our Board of Directors has fixed close of business on April 5, 2023 as the record date. You should carefully read the proxy materials in their entirety before voting.
Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders to Be Held on May 18, 2023
The proxy materials are available at https://ir.veritexbank.com/. We encourage you to access and review all of the information in the proxy materials before voting.

ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting is scheduled to take place at 2:00 p.m., Central Time, on Thursday, May 18, 2023, at 8214 Westchester Drive, Suite 735, Dallas, Texas 75225. Simultaneously, the Annual Meeting can be accessed via teleconference by registering via teleconference at:
https://register.vevent.com/register/BIbfb9848e1d4f44c0b308860b6fb93fe3. Shareholders using the dial-in number to attend the Annual Meeting via teleconference will be able to listen to the meeting live but will not be able to vote or submit questions.

What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on the following proposals:
•Proposal 1. Election of thirteen (13) directors of the Company;
•Proposal 2. Non-binding advisory vote on the compensation of the Company’s named executive officers ("NEOs");
•Proposal 3. Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.
Shareholders also will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. Members of our management team will be present at the Annual Meeting.
Who are the nominees for directors?
The following thirteen persons have been nominated for election as directors:
C. Malcolm Holland, III
Arcilia Acosta
Pat S. Bolin
April Box
Blake Bozman
William D. Ellis
William E. Fallon
Mark C. Griege
Gordon Huddleston
Steven D. Lerner
Manuel J. Mehos
Gregory B. Morrison
John T. Sughrue
Who is entitled to vote at the Annual Meeting?
The holders of record of outstanding common stock at the close of business on April 5, 2023, which is the date that the Board has fixed as the record date for the Annual Meeting (the “record date”), are entitled to vote at the Annual Meeting. Each holder of record of our outstanding common stock on the record date will be entitled to one vote for each share of common stock registered in such holder’s name on each matter to be voted upon at the Annual Meeting. On the record date, 54,229,033 shares of common stock were outstanding.
How do I vote?
You may vote your shares of common stock in person at the Annual Meeting or by proxy. The process for voting your shares depends on how your shares are held, as described below.
Shareholders of Record: Shares Registered in Your Name
If you are a shareholder of record on the record date for the Annual Meeting, you may vote by proxy or you may attend the Annual Meeting and vote in person. If you are a shareholder of record and want to vote your shares by proxy, you have two ways to vote:

•By Mail: Indicate on the proxy card(s) applicable to your common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the Annual Meeting.
•Over the Internet: Visit the website www.cstproxyvote.com. Have your proxy card in hand when you access the website. Enter your control number from your proxy card and follow the instructions for Internet voting on that website.
Please refer to the specific instructions set forth in your proxy card for additional information on how to vote. Voting your shares by proxy will enable your shares of common stock to be represented and voted at the Annual Meeting if you do not attend the Annual Meeting and vote your shares in person.
We must receive your proxy card by mail by no later than the time the polls close for voting at the Annual Meeting for your vote to be counted at the Annual Meeting. Please note that Internet voting will close at 10:59 p.m., Central Time, on May 17, 2023.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If you hold your shares in “street name,” your bank, broker or other nominee should provide you with a voting instruction card and our proxy materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you complete the voting instruction card but do not provide voting instructions with respect to one or more proposals, then your broker will be unable to vote your shares with respect to each proposal as to which you provide no voting instructions, except that your broker has the discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 3). If your shares of common stock are held in “street name,” your ability to vote over the Internet depends on your broker’s voting process. You should follow the instructions on the voting instruction card provided to you by your bank, broker or other nominee.
To vote the shares that you hold in “street name” in person at the Annual Meeting, you must bring a legal proxy from your broker, bank or other nominee (i) confirming that you were the beneficial owner of those shares as of the close of business on the record date, (ii) stating the number of shares of which you were the beneficial owner that were held for your benefit on the record date by that broker, bank or other nominee and (iii) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the Annual Meeting. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.
May I vote my shares at the Annual Meeting telephonically?

No. Those using the dial-in number to access the listen-only telephonic conference call will not be able to vote or submit questions. We encourage all shareholders to vote their shares in advance of the Annual Meeting by signing and returning their proxy cards to us indicating how they wish to vote.

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, our stock transfer agent, you are considered the shareholder of record with respect to those shares. Our proxy materials are being sent directly to you by Continental Stock Transfer & Trust Company at our request.
If your shares are held in a brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” Our proxy materials are being forwarded to you by your nominee along with a voting instruction card. As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instructions card.
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting present in person, or represented by proxy, shall constitute a quorum for the transaction of business. On the record date, 54,229,033 shares of common stock were outstanding.

What is a broker non-vote?
A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 3). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to any other proposal.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of all of the nominees for director;
Proposal 2—FOR the approval of, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement;
Proposal 3—FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?
If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares in accordance with the Board’s recommendations described above in “—What are the Board’s recommendations on how I should vote my shares?”
If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 3).
What are my choices when voting?
Your choices when voting are as follows:
Proposal 1—Election of directors—You may vote for all director nominees or you may withhold your vote as to one or more director nominees.
Proposal 2—Approval of, on a non-binding advisory basis, the compensation of our NEOs —You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
Proposal 3—Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm—You may vote for the proposal, vote against the proposal or abstain from voting on the proposal.
What percentage of the vote is required to approve each proposal?
The following votes are required to approve each proposal:

Proposal 1—Election of directors—Directors are elected by a plurality of the votes cast at the Annual Meeting. For purposes of the election of directors, votes that are “withheld” and broker non-votes will be counted as “present” for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Shareholders may not cumulate votes in the election of directors. In accordance with our Director Resignation Policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must tender his or her resignation in writing to the Board no later than ten days after the certification of the shareholder vote. The Board will determine whether to accept the resignation based upon the recommendation of the Corporate Governance and Nominating Committee and consideration of the circumstances. The Company will publicly disclose the Board’s decision and the process by which it was reached.
Proposal 2—Approval of, on a non-binding advisory basis, the compensation of our NEOs —The affirmative vote of a majority of the votes cast at the Annual Meeting.

Proposal 3—Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm—The affirmative vote of a majority of the votes cast at the Annual Meeting.
How are broker non-votes and abstentions treated?
Broker non-votes are counted for purposes of determining the presence or absence of a quorum. Your broker will have discretionary authority to vote your shares with respect to the ratification of Grant Thornton LLP as our independent registered public accounting firm (Proposal 3) so we do not expect any broker non-votes in connection with that proposal. Broker non-votes are not considered votes cast and will have no effect on the outcome of the votes on Proposals 1 or 2.
Votes withheld (for Proposal 1) and abstentions (for Proposal 2) are counted for purposes of determining the presence or absence of a quorum. Votes withheld and abstentions are not considered votes cast. Therefore, votes withheld will have no effect on the outcome of the votes on Proposal 1, and abstentions will have no effect on the outcome of the votes on Proposal 2.
May I change my vote after I have submitted a proxy?
Yes. Regardless of the method used to cast a vote, if you are a shareholder of record, you may change your vote by:
•delivering to us a written notice of revocation addressed to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than the time the polls close for voting at the Annual Meeting;
•completing, signing and returning a new proxy card with a later date than your original proxy card, no later than the time the polls close for voting at the Annual Meeting, and any earlier proxy will be revoked automatically;
•casting a new vote over the Internet by visiting the website specified in your proxy card and following the instructions indicated on the proxy card before the Internet voting deadline of 10:59 p.m., Central time, on May 17, 2023; or
•attending the Annual Meeting and voting in person and any earlier proxy will be revoked. However, attending the Annual Meeting in person will not automatically revoke your proxy unless you vote again in person at the Annual Meeting in person.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.
What are the solicitation expenses and who pays the cost of this proxy solicitation?
Our Board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or through other means of communication, such as e-mail, without being paid additional compensation for such services. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of our common stock.
Are there any other matters to be acted upon at the Annual Meeting?
Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the notice of the Annual Meeting, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter properly presented at the Annual Meeting. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.
Where can I find voting results?
We will publish the voting results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
How can I communicate with the Board?
To communicate with the Board, shareholders should submit their comments by sending written correspondence via mail or courier to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations; or via e-mail to investorrelations@veritexbank.com. Shareholder communications will be sent directly to the specific director or directors indicated in the communication or to all members of the Board if not specified.

PROPOSAL 1. ELECTION OF DIRECTORS
Number of Directors; Term of Office

Our bylaws provide that the number of directors that constitutes the entire Board shall be determined from time to time by resolution adopted by a majority of the Board and shall not be less than three. Each director shall hold office for the term for which such director is elected, and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.
Nominees for Election

Our Board has nominated thirteen nominees to be elected at the Annual Meeting. The Board believes that the experience and qualifications of the nominees enhances our Board’s effectiveness and is aligned with the Company’s long-term strategy. Our directors have a combined wealth of leadership experience derived from extensive service guiding large, complex organizations as executive leaders or board members and in government, academia and public policy, and possess a diversity of qualifications, attributes and skills applicable to our business.

If elected, all nominees will serve for a term commencing on the date of the Annual Meeting and continuing until the 2024 annual meeting of shareholders or until each person’s successor is duly elected and qualified. Each nominee has agreed to serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that occurs, your proxy vote may be voted for another person nominated by the Board or the Board may reduce the number of directors to be elected. Each of the nominees listed below is currently serving as a director on the Board and each nominee was previously elected by our shareholders.
The following table sets forth the name, age and positions with us for each nominee for election as a director, together with a list of the committee on which each director currently serves:

			Committees
Name of Nominee	Age	Director Since	Compensation	Audit	Corporate Governance and Nominating	Risk
C. Malcolm Holland, III	63	2009
Arcilia Acosta	56	2021		✓	✓
Pat S. Bolin	72	2011	✓
April Box	59	2017			✓	✓
Blake Bozman	52	2009	C
William D. Ellis	60	2019				✓
William E. Fallon	69	2020	✓			C
Mark C. Griege[t]	64	2009	✓		✓
Gordon Huddleston	40	2017		✓
Steven D. Lerner	69	2019		C
Manuel J. Mehos	68	2019				✓
Gregory B. Morrison	63	2017		✓	C
John T. Sughrue	62	2009			✓	✓
✓ - Committee Member C - Committee Chair t Lead Independent Director

C. Malcolm Holland, III.    C. Malcolm Holland, III founded Veritex and has been Chairman of the Board, Chief Executive Officer and President of Veritex since 2009, and Chairman of the Board of Directors, Chief Executive Officer and President of the Bank since its inception in 2010. Prior to founding Veritex, Mr. Holland served in various analyst, lending and executive management positions at banking institutions located in the Dallas banking market from 1982 to 2009. Mr. Holland is a past president of the Texas Golf Association and served on the Executive Committee of the United States Golf Association from 2013 through 2018. Mr. Holland is an active member and chairman of the business advisory committee of Watermark Community Church and currently serves as a board member for Cannae Holdings, Inc., a publicly traded company engaged in acquiring and actively managing companies. He served as chairman of the College Golf Fellowship from 2002 to 2013. Mr. Holland received his Bachelor of Business Administration from Southern Methodist University in 1982. With over 35 years of banking experience in the Dallas metropolitan area, Mr. Holland’s extensive business and banking experience, in-depth knowledge of the company and his community involvement and leadership skills qualify him to serve on our Board and as its Chairman.
Arcilia Acosta. Arcilia Acosta joined our Board in February 2021. Ms. Acosta is the President and Chief Executive Officer of CARCON Industries & Construction, a private company, specializing in commercial, institutional, and transportation construction, and is also the Chief Executive Officer and controlling principal of STL Engineers, a private company engaged in providing engineering and construction services. Ms. Acosta serves on the board of directors of the Communities Foundation of Texas, is Co-Chairman of the Texas Institute for Women in Leadership, and Chairman-Elect of the Dallas Citizens Council. She is also currently on the board of directors of Vistra Corp., a public company engaged in retail and electric power generation, and Magnolia Oil & Gas, a public company engaged in oil and gas exploration and development. Ms. Acosta previously served on the national advisory Board of BBVA Compass Bank, a global financial services company, and the Texas Tech National Alumni Association. Prior board service includes six years on the board of Legacy Texas Financial Group, Inc., a bank that is now part of Prosperity Bank, and ten years on the board of Energy Future Holdings Corporation, a public company formerly engaged in electric transmission, distribution, generation and retail operations. Ms. Acosta received a Bachelor of Arts from Texas Tech University, Board Director Certification from Southern Methodist University Southwest School of Banking and is a graduate of the Harvard University of Business School Corporate Governance Program. Ms. Acosta is well-qualified to serve as a director because of her leadership skills and extensive experience as a director of financial service and other companies.

Pat S. Bolin.    Pat S. Bolin joined our board in March 2011 upon our acquisition of Fidelity Bank of Dallas. Mr. Bolin is the Executive Chairman of the Board of Eagle Oil & Gas Co., a private independent oil and gas company based in Dallas founded by Mr. Bolin in 1976. Mr. Bolin began his professional career as a landman for Mitchell Energy Corp. in 1973. Mr. Bolin has previously served on the boards of directors of Fidelity Bank, Wichita Falls, Texas and its holding company, FB Bancshares, Inc., Mercantile Bank & Trust and Fidelity Bank of Dallas. Mr. Bolin also serves on the board of directors for Goodwill Industries and the executive board of the Southern Methodist University Cox School of Business and was recently appointed to the Southern Methodist University Alumni Board. Mr. Bolin received a Bachelor of Arts in Psychology from Southern Methodist University in 1973. Mr. Bolin's diverse business and community banking experience along with his community involvement qualify him to serve on our board.
April Box.     April Box has serve on our Board since 2020. She also served on our Board from 2017 to 2018, as a Board advisor during 2019. Mrs. Box is the former President and Chief Executive Officer of Methodist Health System Foundation and Senior Vice president of external affairs for Methodist Health System. Mrs. Box holds a Bachelor of Arts degree from Rhodes College, Memphis, Tennessee, and a Master of Liberal Arts degree from Southern Methodist University in Dallas, Texas. Active in community and philanthropic service, she is a member of the World Presidents Organization, the International Women’s Forum, and currently serves as a board member for the State Fair of Texas. In 2013, Mrs. Box was recognized as the Outstanding Fundraising Executive at the National Philanthropy Day Awards Luncheon, presented by the Association of Fundraising Professionals Greater Dallas Chapter. Ms. Box’s significant experience and executive positions at Methodist Health System Foundation, her longstanding community involvement and her perspective and knowledge of the Dallas market qualify her to serve on our Board.

Blake Bozman. Blake Bozman has served on our Board since 2020. He also served on our Board from 2009 to 2018 and as a Board advisor during 2019. Mr. Bozman is a Managing Director of Freedom Truck Finance, a private company truck finance company providing truck finance secondary lending services based in Dallas. Mr. Bozman also oversees the operations of Prattco International, Inc., a family-owned business specializing in real estate investments and purchasing oil and gas properties. From 1995 to 2006, Mr. Bozman was with Drive Financial Services, a consumer finance company focused on sub-prime auto finance, which he co-founded in 1995 and served as Executive Vice President of Sales and Originations. Mr. Bozman received a Bachelor of Arts in Marketing from Southern Methodist University in 1993. Mr. Bozman’s business experience, particularly in the consumer financial services industry, qualifies him to serve on our Board.

William D. Ellis.     William D. Ellis joined our Board in 2019, having served as Vice Chairman at Green Bancorp, Inc. (“Green”) since October 1, 2015 and as Vice Chairman at Green Bank N.A. (“Green Bank”) since October 1, 2015. Previously, he was the Founder and Chairman of Patriot Bancshares, Inc., headquartered in Houston, and served as its Chief Executive Officer and a director from its inception in 2005. Prior to his tenure with Patriot Bancshares, Inc., Mr. Ellis held senior executive positions with several other financial institutions, including Texas Regional President for Union Planters Bank in Houston and Senior Vice President Regional Retail Banking Manager for BB&T in Washington, D.C. He currently serves on The Board of Advocates of The Truett Seminary at Baylor University and is a former director of Theater Under the Stars and Mission Centers of Houston. Mr. Ellis

received his Bachelor of Science from Mississippi College and his Master of Business Administration from the University of North Alabama. Mr. Ellis's qualifications to serve on our Board include his leadership of Patriot Bancshares, Inc. since its inception, his extensive experience in the banking industry and his longstanding relationships within the business, political and charitable communities.

William E. Fallon. William E. Fallon joined our Board in 2020. Mr. Fallon previously served as an Executive Vice President at PNC Bank, N.A., holding various roles, including Chief Commercial Credit Officer from 1996 to 2018 and Merger and Acquisition Leader from 2003 to 2018 and oversaw Wholesale Lending Originations from 1978 to 1996. In addition, Mr. Fallon served on the Executive Committee of The United States Golf Association from 2012 to 2017 and currently serves on the Executive Committee of West Penn Golf Association, and is a Director-Emeritus of the Pittsburgh Zoo & PPG Aquarium. Mr. Fallon received his Bachelor of Business Administration from the University of Notre Dame and his Master of Business Administration from The Ohio State University. Mr. Fallon's qualifications to serve on our Board include his extensive experience in the banking industry and his longstanding relationships with individuals and institutions in the industry.

Mark C. Griege.    Mark Griege joined our Board in 2009, and currently serves as the Lead Independent Director of Veritex Holdings Inc, after previously serving as chair of the Compensation and Audit Committees. Mark is the CEO and co-founder of RGT Wealth Advisors, an independent wealth management firm based in Dallas that serves the needs of high net worth individuals and family offices with approximately $5.8 billion under management. Mark brings over 35 years of investment and business experience to the Veritex Board, spending the bulk of his professional career in the wealth management profession with prior experience in the tax departments of a "Big Four" accounting firm and a regional law firm. Mark enjoys an active life in both the professional realm and the local community. He has previously served on the boards of Schwab Institutional, the Institute of Financial Planners, and the editorial advisory board of the Journal of Financial Planning. He is also active in the community, serving on the boards of several philanthropic foundations associated with the charitable efforts of his clients. In addition, he's an active member of Watermark Community Church and on the board of Dallas National Golf Club. Mark has been recognized by Worth Magazine and D Magazine as one of its "Best Financial Advisors" and he frequently speaks on a variety of investment and financial planning topics. Mark received his Bachelor of Business Administration from Southern Methodist University in 1981, and his Doctor of Jurisprudence from the University of Texas School of Law in 1985.

Gordon Huddleston.    Gordon Huddleston has served on our Board since 2020. He also served on our Board from 2017 to 2018 and as a Board advisor during 2019. Mr. Huddleston is a Partner of Aethon Energy, a Texas-based private investment firm focused on direct investments in North American onshore upstream oil and gas assets, and has served as Co-President since 2013. From 2010 to September 2013, Mr. Huddleston served as Aethon’s Chief Investment Officer. Mr. Huddleston graduated from Vanderbilt University with a Bachelor of Science. in Engineering Science. His business experience and leadership skill qualify him to serve on our Board.

Steven D. Lerner.    Steven D. Lerner joined our Board in 2019. He was an independent director, Chairman of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee at Green and served as a director of Green Bank from 2006 to 2019. Mr. Lerner is the Chief Executive Officer of TRC Ventures, L.P. (formerly The Redstone Companies, LP). Previously, he held the position of President of Redstone Companies Real Estate, LLC and was Executive Vice President and General Counsel of The Redstone Companies and numerous Redstone-related entities since 1998. Before that, Mr. Lerner was a partner of the Houston law firm now known as Schlanger Silver, LLP. He is a member of the State Bar of Texas. Mr. Lerner received a Juris Doctor with honors from the University of Texas School of Law, where he was a member of the Texas Law Review. Mr. Lerner is also the Chairman of the Board of Directors of Reinvestment Zone 16, City of Houston and the Uptown Development Authority as well as a Director of Harris County Improvement District #1 (the Uptown District in Houston). Mr. Lerner's extensive financial and investment experience, including his significant financial and accounting expertise, his experience in the development of and investment in real estate, his longstanding relationships within the business, political and charitable communities, as well as his previous service with Green and Green Bank, qualifies him to serve on our Board.

Manuel J. Mehos.    Manuel J. Mehos joined our Board in 2019. Mr. Mehos served as chairman of the board of directors of Green Bank and served as Chairman and Chief Executive Officer of Green from its inception in 2004 through 2019. Green was acquired by the Company on January 1, 2019. Prior to founding Green in 2004, Mr. Mehos was the founder, Chairman of the board of directors and Chief Executive Officer of Coastal Bancorp, Inc. and its banking subsidiary, Coastal Banc, a publicly-traded company that was later acquired by Hibernia Corporation. Mr. Mehos is a Certified Public Accountant. He currently serves as a director on the board for Sentinel Trust Company. He has served as a director on the board for Federal Home Loan Bank of Dallas, Texas Finance Commission, Texas Savings & Community Bankers Association and America's Community Bankers. Mr. Mehos received his Bachelor of Business Administration and Master of Business Administration from the University of Texas. Mr. Mehos' qualifications to serve on our Board include his extensive experience in the banking industry, his in-depth knowledge of Green (which is now part of the Company) and his previous experience serving as chairman of the board of directors of publicly-traded companies.

Gregory B. Morrison.    Gregory B. Morrison has served on our Board since 2019. Mr. Morrison has served on the Bank’s board of directors since December 2018. Mr. Morrison is the former Senior Vice President and Corporate Chief Information Officer for Cox Enterprises, Inc., a holding company for communications and automotive services companies, a role he held from February 2002 until his retirement in January 2020. Prior to his role at Cox, Mr. Morrison served as Executive Vice President and Chief Operating Officer of RealEstate.com, an online real estate company that is now part of Zillow, in 2000 and held various information and technology leadership roles at Prudential Financial, Inc., a global financial services company, from 1989 to 2002. Mr. Morrison has extensive knowledge and expertise with large-scale business transformations and technology deployments. Mr. Morrison was named among the industry's top performing CIOs who have shown unparalleled leadership to drive innovation and transformation in businesses. Mr. Morrison also serves on the board of directors of Rollins, Inc. and Veritiv Corp, roles he has held since 2021. Mr. Morrison was a commissioned officer in the US Army from 1982 to 1989. Mr. Morrison received a Bachelor of Science in Mathematics and Physics from South Carolina State University, and a Master of Science in Industrial Engineering from Northwestern University.

John T. Sughrue.    John T. Sughrue has served as a director of the Company since 2009. Mr. Sughrue currently serves as the Chairman of FIG Enterprises, Inc., the parent company of the Fashion Industry Gallery, a boutique wholesale venue for the fashion retail trade. Mr. Sughrue also serves as a Director and Chief Executive Officer of Brook Partners, Inc., a diversified real estate company based in Dallas, which he founded in 1994. From 2007 to 2009, Mr. Sughrue served as an advisory board member for the Texas Region of Colonial Bank. From 1987 to 1989, Mr. Sughrue was an associate at Merrill Lynch Capital Markets and from 1983 to 1985 he was a Real Estate Lending Officer at Chemical Bank. Mr. Sughrue received a Bachelor of Arts in Economics from Harvard College in 1982 and a Masters of Business Administration from the Amos Tuck School of Business at Dartmouth College in 1988. Mr. Sughrue's significant business experience and community involvement qualifies him to serve on our board.
Shareholder Approval
The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each of the nominees for director.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED ABOVE TO THE BOARD.

COMPENSATION OF DIRECTORS
During 2022, each of our non-employee directors received a cash retainer of $25,000 for his or her service as a director of the Company. In addition, the chair of the Audit Committee, the chair of the Compensation Committee, the chair of the Corporate Governance and Nominating Committee and the chair of the Risk Committee, each received an additional cash retainer of $15,000, $12,500, $12,500, and $12,500, respectively, for their service in those roles. Each director serving on any committee of the Board received an additional cash retainer of $3,750 for his or her service on a committee. Any director who was also an employee did not receive any fees or other compensation for their service as a director of the Company.
The following table sets forth compensation paid, earned or awarded during 2022 to each of our non-employee directors. Each of our current non-employee directors is also a director serving on the board of directors of the Bank. In accordance with our director compensation policy, the aggregate amounts reflected below were paid to directors for their service on the Board and the board of directors of the Bank. All of the cash amounts shown in the table below were paid by the Bank. All of the stock awards shown in the table below are time-based restricted stock units ("RSUs") issued by the Company. With respect to cash awards, each director has the option to receive additional RSUs in lieu of cash.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Arcilia Acosta	60,000	75,000	135,000
Pat S. Bolin[2]	—	133,750	133,750
April Box	60,000	75,000	135,000
Blake Bozman[2]	—	142,500	142,500
William D. Ellis[2]	—	131,250	131,250
William E. Fallon	71,250	75,000	146,250
Mark C. Griege[2]	—	192,500	192,500
C. Malcolm Holland, III	—	—	—
Gordon Huddleston[2]	—	133,750	133,750
Steven D. Lerner	67,500	75,000	142,500
Manuel J. Mehos	62,500	75,000	137,500
Gregory B. Morrison[2]	—	143,750	143,750
John T. Sughrue[2]	—	137,500	137,500
1 The RSUs are disclosed as the aggregate grant date fair value of the awards, determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 21 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022.
2 Director elected to receive stock in lieu of cash payments during 2022.

All non-employee directors are reimbursed for their reasonable out-of-pocket travel, food, lodging and other expenses incurred in attending meetings of our Board or any committees thereof consistent with Company practice. Directors are also entitled to the protection provided by the indemnification provisions in our certificate of formation and bylaws, as well as the articles of association and bylaws of the Bank.

BOARD AND COMMITTEE MATTERS
Board Meetings
Our Board met 12 times during the 2022 fiscal year (including regularly scheduled and special meetings). During the 2022 fiscal year, each director participated in 75% or more of the total number of meetings of the Board (held during the period for which he or she was a director) and each director participated in 75% or more of the total number of meetings of all committees of the Board on which he or she served (held during the period that he or she served). In addition to Board and committee meetings, our directors also engaged in less formal communications between meetings, including discussions, briefings and communications regarding key issues, with our Chairman, lead independent director, committee chairs and members of senior management.

Our 2022 annual meeting of shareholders, held on May 17, 2022, seven directors were in attendance. It is our recommendation that each director standing for election at the Annual Meeting attend the Annual Meeting. We anticipate all of our nominees for election will attend the Annual Meeting.
Director Independence
Under the applicable listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”), a majority of the members of our Board are required to be independent. A director is independent for purposes of the Nasdaq listing standards if such director does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, The Nasdaq listing standards, as well as the rules of the SEC, also impose several other requirements with respect to the independence of our directors.
The Corporate Governance and Nominating Committee and our Board has evaluated the independence of each director and nominee based on these standards and rules. Applying these standards and rules, the Corporate Governance and Nominating Committee and our Board has determined that, with the exception of Mr. Holland, each of our current directors and nominees qualifies as an independent director under applicable legal standards and rules. To assess independence, the Corporate Governance and Nominating Committee was provided with information about relationships between the independent directors (and their immediate family members and affiliated entities) and Company and its affiliates. Among other things, the Board reviewed the following:
•The commercial transactions between the Company and the Bank on the one hand and directors (and their immediate family members and affiliated entities) on the other hand, including loans made by the Bank in the ordinary course of business; and

•The current and prior relationships that each director and nominee has with us and all other facts and circumstances, including that two of our directors, William D. Ellis and Manual J. Mehos, are former executives of Green, which was acquired by the Company on January 1, 2019.

The Corporate Governance and Nominating Committee also considered all other facts and circumstances they deemed relevant in determining their independence, including the beneficial ownership of our common stock by each director and nominee, and any other transactions described under the heading “Certain Relationships and Related Person Transactions” in this proxy statement.
Board Leadership Structure
C. Malcolm Holland, III currently serves as Chairman of the Board and our Chief Executive Officer and President. Mr. Holland’s primary duties are to lead our Board in establishing our overall vision and strategic plan and to lead our management in carrying out that plan.
The Board has the authority to combine or separate the positions of Chairman and Chief Executive Officer, but does not have a policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. Our Board believes that it is in the best interests of our company to make that determination from time to time based on the position and direction of our company, the identity of the Chief Executive Officer and the membership of our Board, including the ability to identify and appoint a strong and capable lead independent director. Our Board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders at this time. This structure, coupled with oversight from our strong lead independent director, experienced chairs of our Board committees, and our other well-qualified directors, all of whom are independent, makes the best use of the Chief Executive Officer’s extensive knowledge of our company and the banking industry. Our Board views this arrangement as also providing the Board the ability to leverage Mr. Holland's knowledge of the day-to-day business of the Company, enabling our Board to obtain information pertaining to operational matters expeditiously and enabling our Chairman to bring areas of concern before our Board in a timely manner. The combined role, coupled with the strong lead independent director, has enabled the Board to be responsive to challenges and opportunities as they continue to arise.

Mr. Griege currently serves as our lead independent director. Mr. Griege serves as a liaison between the Chairman and the independent directors, presides over executive sessions of the independent directors, and consults with the Chairman on major corporate decisions, strategy and board meeting agendas. The independent lead director chairs regularly scheduled executive sessions which are held without the Chairman being present. The independent directors remain confident in Mr. Griege’s abilities to discharge the duties of lead independent director.

The lead independent director is nominated by the Corporate Governance and Nominating Committee and annually elected by all independent directors of the Board. When nominating and electing the lead independent director, our independent directors consider, among other things, candidates’ independence in accordance with Nasdaq listing standards and other applicable laws and regulations, knowledge of the Board, the Company, and banking industry, familiarity with corporate governance best practices and procedures, ability to achieve consensus and alignment among independent directors and between independent directors and the Chairman and ability to work effectively and constructively with and advise the Chairman.

Board Composition and Reassignments
The Company believes that an effective Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of our shareholders. The Corporate Governance and Nominating Committee and the Board regularly consider these factors in the broader context of the Board’s overall composition, with a view toward selecting nominees who have the best skill set and experience to oversee the Company’s business and the broad set of challenges that it faces.
The Corporate Governance and Nominating Committee and the Board also understand the importance of Board and committee reassignments, and strive to maintain an appropriate balance of continuity and turnover on the Board and committees. The Board believes that new perspectives and new ideas are critical to a forward-looking and strategic board, as is the ability to benefit from the valuable experience and familiarity that longer-serving directors bring.
In the past three years, among other initiatives, our Board has:
•Expanded qualifications and diversity representation on the Board;
•Reassigned 3 committee chairs and 5 committee members; and
•Established a Risk Committee.

Shareholder Engagement and Outreach

We routinely engage with various stakeholders of the Company, including shareholders, rating agencies, proxy advisory services, and customers on a variety of matters. Our Board and management team greatly value the perspectives and feedback of our shareholders and engage with them on a broad range of topics, including our business strategy, financial performance, executive compensation, corporate governance, regulatory issues, diversity and inclusion and environmental and social goals. Our Board receives summaries and information regarding issues raised by shareholders and shareholder voting results. In addition, management routinely engages with investors, whether at conferences and other forums. We also speak with proxy advisors to discuss, and receive feedback on, our governance practices and other matters.
In 2022, we contacted many of our shareholders for the purpose of having a dialogue with them about a variety of topics. A number of shareholders accepted our offer to engage, and we plan to continue this outreach on a regular basis. Members of our Board, including a member of our Corporate Governance and Nominating Committee participated in discussions with certain shareholders. Not all shareholders whom we contacted accepted our invitations to engage, in certain cases noting that they did not have any concerns to raise at that point in time.

We held in-person and telephonic meetings with 17 of our Top 25 Shareholders	Representing over 27% of our outstanding common stock
Feedback from these in-person and telephonic meetings was generally positive with many shareholders expressing appreciation for our corporate strategy, Board composition (diversity and qualifications), Board oversight of risk, our executive compensation program and philosophy, corporate responsibility, ESG strategy, succession plans, and human capital management. Discussions regarding the implementation of a succession plan were, and continue to be, held with investors with regards to retirement plans and what the Company is doing to prepare for such retirement plans.

Shareholders who wish to speak to any of our directors, including the lead independent director or the chair of any of our Board committees, or a Company representative may communicate as follows:

Mail:	Telephone:

Veritex Holdings, Inc. 8214 Westchester Drive, Suite 800 Dallas, TX 75225 Attn: Investor Relations	1.972.349.6200

Shareholders can also view information and request documents from the Investor Relations page of our website at https://ir.veritexbank.com/. Shareholder communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication.

The engagement with shareholders described above was conducted by members of our management, including C. Malcolm Holland, III, our Chief Executive Officer, and Terry Earley, our Chief Financial Officer. Certain independent directors, including Gregory B. Morrison and John T. Sughrue, also participated in discussions with certain shareholders. The results of our shareholder engagement initiative were reported to both the Corporate Governance and Nominating Committee and the Board, which considered what actions would be appropriate to address the issues and concerns raised.
Board Diversity

While the Board has not adopted a formal written policy regarding director diversity, in selecting nominees to serve as directors, the Corporate Governance and Nominating Committee takes into account the diversity of a director candidate’s perspectives, background and other demographics, including race, gender, ethnicity and nationality. We believe it is important that our Board is composed of individuals reflecting the diversity represented by our employees, our customers, and our communities. The following table sets forth certain Board diversity information with respect to each director, utilizing the template in accordance with NASDAQ's board diversity listing standards. The information is based on voluntary self-identification by each Board member.

Board Diversity Matrix (As of April 5, 2023)
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	11	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	10	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Director Resignation Policy
In accordance with our Director Resignation Policy, by accepting a nomination for election or re-election as a director, each director agrees that if, in an uncontested director election, he or she receives a greater number of “withhold” votes than votes “for” election, such director will tender his or her resignation in writing to the Board promptly, but no later than ten days after the certification of the shareholder vote.
In the event of a resignation pursuant to our Director Resignation Policy, the Corporate Governance and Nominating Committee will meet to consider all relevant factors, including (a) the reasons expressed by shareholders who cast "withhold" votes in relation to the resigning director, (b) the expected effects on the Company that would result from accepting the resignation and (c) any other factors bearing on the best interest of the Company and its shareholders, and make a recommendation to the Board. The Board will act on the recommendation within 90 days following certification of the election results. In doing so, the Board will take into account the factors considered by the Corporate Governance and Nominating Committee and any additional relevant information. A resigning director must recuse himself or herself from participating the deliberations of the Corporate Governance and Nominating Committee and the Board in relation to his or her resignation.
The Company, within four business days after the Board takes formal action with respect to the recommendation made by the Corporate Governance and Nominating Committee, will publicly disclose, in a Form 8-K file with the SEC, the decision of the Board as to whether to accept or reject the resignation, together with a brief statement of the reasons for taking such action.
Board and Corporate Governance
The Board is committed to providing sound governance for the Company. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) for the Company and charters for each committee of the Board to provide a flexible framework of policies relating to the governance of the Company. These Guidelines and charters delineate the responsibilities of our directors, Board, and Board committees, as well as standards for Board composition, service, and meetings, and are reviewed annually to ensure standards remain consistent with evolving business needs and best practices. These documents are available in the “Corporate Governance” section of the Company’s website at https://ir.veritexbank.com.

Governance practices include, but are not limited to:
•Our Board conducts an annual performance evaluation to assess whether the Board members and Board committees are functioning effectively;
•Our Board has a lead independent director and lead independent chair of each Board committee;
•All directors are independent, other than our CEO
•All of the members of our principal standing committees (consisting of our Audit, Compensation and Corporate Governance and Nominating Committees) are independent;
•Executive sessions of independent directors are held at each regular Board meeting;
•We have an active ongoing director education;
•We have a strong investor outreach program, including participation by our Chairman and other directors
•We have adopted stock ownership guidelines for directors and executives;
•We consider Board composition and reassignments on an ongoing basis; and
•Our Board has oversight responsibility for corporate responsibility and ESG matters.

The Board believes that establishing and maintaining an effective Board evaluation process is essential to implementing the Company’s governance program. Accordingly, the Corporate Governance and Nominating Committee reviews and approves the evaluation process annually to ensure that it continues to be an effective tool for identifying areas to enhance the performance of the Board and Board committees. In 2022, the evaluation process involved the following steps. First, each Board member assessed the performance of the Board as a whole and individual directors. Second, the results of the assessments were reviewed by the Corporate Governance and Nominating Committee. Third, the results were reported to the full Board. Fourth, the Corporate Governance and

Nominating Committee and the Board considered whether any revisions were needed in light of information reported.

Risk Management and Oversight
Our Board is responsible for oversight of management and the business and affairs of the Company, including those relating to management of risk. Our Board assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee assists our Board in assessing and managing our exposure to risk, including major financial risk exposures. The Compensation Committee is responsible for reviewing the relationship between our risk management policies and practices, corporate strategy and compensation arrangements, and evaluating whether incentive and other forms of pay encourage unnecessary or excessive risk-taking. Our Corporate Governance and Nominating Committee monitors the risks associated with our governance program. The Risk Committee is responsible for overseeing the Company's overall risk framework, risk appetite and management's identification, measurement, monitoring and control/mitigation of key risks facing the Company. Management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

IT Risks

The Board also has an IT Steering Committee, which oversees the information technology security, including cybersecurity issues, considerations and developments. Among other responsibilities, the Board IT Steering Committee reviews and discusses with management, as and when appropriate, risk management and risk assessment guidelines and policies regarding information technology security, including the quality and effectiveness of information technology security and disaster recovery capabilities.

    Compensation Policies and Practices and Risk Management
We do not believe any risks arise from our compensation policies and practices for our executive officers and other employees that are reasonably likely to have a material adverse effect on our business, results of operations or financial condition.
Board Committees
Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Risk Committee. The Board also has an IT Steering Committee, which is discussed above.
In the future, our Board may establish such additional committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of formation and bylaws.
Audit Committee
The current members of our Audit Committee are Arcilia Acosta, Gordon Huddleston, Steven D. Lerner and Gregory B. Morrison, with Mr. Lerner serving as chair. Our Board has evaluated the independence of the members of the Audit Committee and has determined that each of the members (i) is independent under the applicable rules of Nasdaq, (ii) satisfies the additional independence standards under applicable SEC rules for service on the Audit Committee and (iii) has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. Lerner has the requisite financial sophistication to qualify an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee met eight times in 2022.
The Audit Committee has responsibility for, among other things:
•appointing our independent auditors that are in the best interest of the shareholders, including involvement in lead partner selection who was approved in 2022 as a result of required lead partner rotation;
•reviewing the impact of changing independent auditors when assessing whether to retain the current independent auditors;

•pre-approving and overseeing the compensation, including fee negotiations, and services to be performed by our independent auditors;
•reviewing the performance and independence of our independent auditors and approving, in advance, all engagements and fee arrangements;
•overseeing the annual audit and quarterly reviews of our financial statements;
•meeting with management, our internal auditors and our independent auditors to review the adequacy and effectiveness of our accounting policies and our system of internal control over financial reporting, including our internal audit procedures;
•meeting with our independent auditors to discuss the critical accounting matters that are disclosed in the independent auditors audit opinion;
•preparing the annual Audit Committee report and reviewing our earnings press releases;
•reviewing our policies relating to the ethical handling of conflicts of interest and reviewing past and proposed transactions between us and members of management; and
•performing such additional activities, and considering such other matters, within the scope the Audit Committee’s responsibilities as the committee or the Board deems necessary or appropriate.
The Board has adopted a written charter that sets forth the committee’s duties and responsibilities. The Audit Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Compensation Committee
The current members of our Compensation Committee are Blake Bozman, Pat S. Bolin, William E. Fallon and Mark C. Griege, with Mr. Bozman serving as chair. Our Board has evaluated the independence of the members of the Compensation Committee and has determined that each of the members is independent under the applicable rules of Nasdaq. The Compensation Committee consists exclusively of directors who are “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”). The Compensation Committee met four times in 2022.
The Compensation Committee has responsibility for, among other things:
•reviewing the goals and objectives of our executive compensation plans and evaluating whether incentive and other forms of pay encourage unnecessary or excessive risk;
•evaluating annually the performance of the Chief Executive Officer and our other executive officers in light of the goals and objectives of our executive compensation plans;
•either as a committee or together with the other independent directors, as directed by the Board, determining and approving the annual compensation of the Chief Executive Officer and our other executive officers;
•evaluating annually the appropriate level of compensation for Board and Board committee service by non-employee directors;
•reviewing perquisites or other personal benefits to our executive officers and directors;
•preparing the Compensation Committee report required by SEC rules to be included in our annual proxy statement or Annual Report on Form 10-K; and
•performing such other functions as are assigned by law, our organizational documents or the Board.

The Board has adopted a written charter that sets forth the committee’s duties and responsibilities. The Compensation Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
    During 2022, Messrs. Pat S. Bolin, Blake Bozman, Mark C. Griege, and William E. Fallon served as members of the Compensation Committee. See “Board and Committee Matters—Director Independence.” No such individual is, or was during 2022, an officer or employee of our company or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Corporate Governance and Nominating Committee
The current members of our Corporate Governance and Nominating Committee are Arcilia Acosta, April Box, Mark C. Griege, Gregory B. Morrison and John T. Sughrue, with Mr. Morrison serving as chair. Our Board has evaluated the independence of the members of the Corporate Governance and Nominating Committee and has determined that each of the members is independent under the applicable rules of Nasdaq. The Corporate Governance and Nominating Committee met three times in 2022.
The Corporate Governance and Nominating Committee has responsibility for, among other things:
•identifying individuals qualified to become members of the Board and recommending nominees to stand for election as directors and to fill any vacancies on our Board;
•leading the Board in its annual review of the Board's performance;
•recommending Board members for committee membership;
•developing and reviewing our Corporate Governance Guidelines;
•establishing procedures for and exercising oversight of the evaluation of the Board and management;
•reviewing the Company's policies and programs that relate to environmental, social and corporate governance ("ESG") matters; and
•performing any other duties or responsibilities expressly delegated to the committee by the Board from time to time relating to the nomination of Board and committee members.
The Board has adopted a written charter that sets forth the committee’s duties and responsibilities. The Corporate Governance and Nominating Committee charter is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Risk Committee
The current members of our Risk Committee are April Box, William D. Ellis, William E. Fallon, Manuel J. Mehos and John T. Sughrue, with Mr. Fallon serving as chair. Our Board has evaluated the independence of the members of the Risk Committee and has determined that each of the members is independent under the applicable rules of Nasdaq. The Risk Committee met four times in 2022.
The Risk Committee has responsibility for, among other things:
•overseeing that the Company has identified, assessed and is managing all of the risks that the Company faces and has established a risk infrastructure capable of addressing those risks;
•reviewing the Company's enterprise risk management framework, which outlines the Company's approach to risk management and the policies, processes and governance structures used by management to execute its risk management strategy; and

•evaluating the division of risk-related responsibilities and performing a gap analysis to determine that the oversight of any risk is not omitted.
Nomination of Directors
Our Corporate Governance and Nominating Committee is responsible for reviewing the skills and characteristics of potential Board nominees, as well as the composition and size of the Board as a whole. In selecting or recommending candidates for election to our Board, the Corporate Governance and Nominating Committee takes into consideration the criteria approved by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, background and other demographics, including race, gender, ethnicity and nationality. Other than as described above, there are no stated minimum criteria for director nominees.
The Corporate Governance and Nominating Committee recommends to the Board the standards to be applied in making determinations as to the absence of material relationships between us and our directors.
For purposes of identifying nominees for the Board, the Corporate Governance and Nominating Committee relies on personal contacts of the members of the Board as well as their knowledge of members of the communities the Bank serves. Our Corporate Governance and Nominating Committee also considers shareholder recommendations for nominees, provided that the nomination includes a complete description of the nominee's qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as a Board member if elected. Such nominations should be addressed to the chair of the Corporate Governance and Nominating Committee at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder.
At present, the Board does not engage any third parties to identify and evaluate potential director candidates.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics in place that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics sets forth specific standards of conduct and ethics that we expect all of our directors, officers and employees to follow, including our principal executive officer, principal financial officer, principal accounting officer or controller. The Code of Business Conduct and Ethics is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.” Any amendments to the Code of Business Conduct and Ethics, or any waivers of requirements thereof, will be disclosed on our website within four days of such amendment or waiver.

PROPOSAL 2. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As of the date of this proxy statement, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the compensation of the named executive officers, as disclosed in this proxy statement under “Executive Compensation,” including the related compensation discussion and analysis, executive compensation tables and any related disclosures, is hereby approved.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement. As discussed in this proxy statement, the objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program satisfies our compensation objectives. Please refer to “Executive Compensation” below for a discussion of our executive compensation program.
As an advisory vote, this proposal is not binding on us and should not be construed as overruling any decision of the Board or Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and intend to address them in making future compensation decisions.
Shareholder Approval
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the non-binding advisory vote on the compensation of our named executive officers.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS NON-BINDING, ADVISORY PROPOSAL REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
The following table sets forth the name, age and position with Veritex or the Bank, as indicated, of each of our executive officers for 2023. The business address for all of these individuals is 8214 Westchester Drive, Suite 800, Dallas, Texas 75225.

Name	Age	Position
C. Malcolm Holland, III	63	Chairman of the Board, Chief Executive Officer and President, Veritex and the Bank
Terry S. Earley	64	Senior Executive Vice President and Chief Financial Officer, Veritex and the Bank
Clay Riebe	62	Senior Executive Vice President, Veritex; Chief Credit Officer, Bank
James Recer	63	Former Senior Executive Vice President, Veritex; Chief Banking Officer, Bank
LaVonda Renfro	62	Senior Executive Vice President, Veritex; Chief Operating Officer, Bank
Angela Harper	54	Senior Executive Vice President, Veritex; Chief Risk Officer, Bank
Philip Donnelly	60	Senior Executive Vice President, Veritex; General Counsel, Bank
Cara McDaniel	57	Senior Executive Vice President, Veritex; Chief Talent Officer, Bank

The following is a brief discussion of the business and banking background and experience of our executive officers. All of our executive officers are appointed by the Board and serve at the discretion of the Board.
C. Malcolm Holland, III.    Refer to “Proposal 1. Election of Directors—Nominees for Election” above for a description of Mr. Holland's experience.
Terry S. Earley.  Terry Earley has served as the Senior Executive Vice President and Chief Financial Officer of Veritex and the Bank since January 2019, when he joined us in connection with our acquisition of Green. Mr. Earley is responsible for the Finance, Accounting and Treasury functions of the Bank. From March 2017 through January 2019, Mr. Earley was Executive Vice President and Chief Financial Officer of Green. From December 2011 to March 2017, Mr. Earley served as Executive Vice President and Chief Financial Officer of Yadkin Financial Corporation and its predecessors. Prior to that, Mr. Earley served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, in 2010, and as Chief Financial Officer of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, in 2009. Before that, Mr. Earley served as Chief Financial Officer and Chief Operating Officer of RBC Bank (USA), which he joined in 1992. Mr. Earley is a Certified Public Accountant and received his Bachelor of Business Administration with a concentration in Accounting from the University of North Carolina at Chapel Hill.
Clay Riebe. Clay Riebe has served as our Senior Executive Vice President and Chief Credit Officer of the Bank since 2016. Mr. Riebe is responsible for the Bank’s credit quality, credit underwriting and administration functions. From 2009 to 2015 he served in various capacities for American Momentum Bank, including Chief Lending Officer and member of the board of the directors. From 2005 to 2009, Mr. Riebe served in various lending functions at Citibank. He began his career at community banks in Texas, including First American Bank Texas, where he served in various lending functions. Mr. Riebe received a Bachelor of Business Management from Texas Tech University in 1983.
James Recer.  Jim Recer formerly served as our Senior Executive Vice President and Chief Banking Officer of the Bank from June 2020 through March 2023. Mr. Recer was responsible for the Company's efforts in all revenue initiatives and developed scalable strategies designed to support organic growth. From November 2016 to June 2020, Mr. Recer served as the Managing Director Regional and Specialty Banking of Texas Capital Bank. Prior to that, Mr. Recer served as the U.S. Corporate Client Coverage Head for Corporate and Investment Banking at BBVA Compass. Mr. Recer received a Bachelor of Business Administration in finance at The University of Texas.
LaVonda Renfro. LaVonda Renfro has served as our Senior Executive Vice President and Chief Administrative Officer of the Bank since 2010. Ms. Renfro is responsible for the overall administration and coordination of the activities of the Bank’s branches, including operations, sales and marketing, deposit operations, merchant services, private banking, business banking and treasury management. From 2005 to 2010, Ms. Renfro served as the Retail Executive of Colonial Bank/BB&T. From 1994 to 2005, Ms. Renfro was Senior Vice President, District Manager for Bank of America’s Austin and San Antonio Markets.
Angela Harper. Angela Harper has served as our Senior Executive Vice President and Chief Risk Officer of the Bank since 2009. Ms. Harper oversees the loan operations, compliance and Bank Secrecy Act departments of Veritex and the Bank. From 2002 to 2009, Ms. Harper served in various capacities at Colonial Bank, including Senior Vice President, Credit Administration Officer and Risk Management Officer for the Texas region. Ms. Harper began her career in banking as a Bank Examiner at the Office of the Comptroller of the Currency from 1991 to 1995 working in the Dallas Duty Station. Ms. Harper received a Bachelor of Business Administration in Finance in 1989 and a Master of Business Administration from Texas Tech University in 1990 and is a Certified Enterprise Risk Professional and a Certified Regulatory Compliance Manager.
Philip Donnelly. Phil Donnelly has served as our Senior Executive Vice President and General Counsel of the Bank since May 2022. Mr. Donnelly previously served as owner of Philip A. Donnelly, PLC where he provided legal and consulting services to financial and philanthropic institutions, and sports organizations. Practice is focused upon corporate governance, commercial finance, regulatory and compliance, complex litigation management, contracts and HR support. From 2017 to 2019, Mr. Donnelly served as President, CEO & General Counsel of AMPD Golf Performance, LLC, providing proprietary, state of the art, in-person and online, wellness and fitness solutions to professional golfers, country clubs, individuals, hospitals and physical therapy locations in the US. Mr. Donnelly received a Juris Doctorate from St. John's University.

Cara McDaniel. Cara McDaniel has served as our Senior Executive Vice President and Chief Talent Officer of the Bank since June 2020. Ms. McDaniel is responsible for leading and developing the Company’s overall human resource strategy including talent acquisition, talent management, succession management, and leadership development programs. Ms. McDaniel has served in executive and leadership positions at a number of banks and financial institutions. Immediately prior to joining Veritex, she served as Executive Vice President, Head of Human Resources and Talent Strategy at Texas Capital Bank for nine years. Prior to that she held the position of National Head of Human Resources for Citi’s US Commercial Bank. Ms. McDaniel received a bachelor’s degree in business administration, special emphasis in marketing and finance, from Texas Woman’s University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The compensation discussion and analysis describes and analyzes our executive officer compensation program with an emphasis on compensation actions taken during fiscal year 2022. For 2022, our NEOs were:
•C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President;
•Terry S. Earley, Senior Executive Vice President and Chief Financial Officer;
•James Recer, Former Senior Executive Vice President and Chief Banking Officer;
•Clay Riebe, Senior Executive Vice President and Chief Credit Officer;
•LaVonda Renfro, Senior Executive Vice President and Chief Operating Officer; and
•Angela Harper, Senior Executive Vice President and Chief Risk Officer.
Our Compensation Philosophy
    The overall objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company.
•Align executive compensation with strategy, performance and the interests of our shareholders. Our executive compensation programs provide incentive compensation opportunities that promote the achievement of a balanced mix of short- and long-term strategic and financial objectives. In developing our compensation programs and related performance goals, we generally consider our business objectives, market practices, external competitiveness, shareholder interests and advice from our independent compensation consultants. In most cases, our executive compensation program is designed to deliver compensation that approximates the median for a carefully selected peer group but exceeds the median when performance exceeds expectations. Our executive incentive compensation performance metrics are designed to support our priorities for creating shareholder value and a solid foundation for growth. In exceptional cases, some elements of our compensation program may be designed to deliver compensation that exceeds our usual targets based on peer group data, when necessary to address specific business or strategic objectives.

•Enhance our ability to attract and retain a talented executive management team. We seek to offer competitive compensation opportunities and packages that enable us to attract and retain highly talented and experienced executives with the critical knowledge and skills necessary for the execution of our strategy.
•Foster non-financial and strategic goals. While financial results are the primary commitment we make to our shareholders, our executive compensation program balances financial results with other key values such as leadership, teamwork and community service. Certain components of our executive compensation program provide flexibility to align with these non-financial and strategic goals.
•Support actions needed to respond to changing business environments. Some elements of our compensation program, such as retention awards and change in control and severance benefits, give our management team or the Board tools to facilitate decisions about retention succession planning, acquisitions and other significant corporate events that would be in the best interest of the Bank and our shareholders, but that might impact the position or employment status of executive officers.
•Manage risk. Our executive compensation program is designed to minimize risk. In particular, we believe our incentive compensation program is structured to mitigate excessive risk to the Company.
The same principles that govern the compensation of our executive officers apply to the broader population of all of our salaried employees.

Our Compensation Committee annually reviews the goals and objectives of our executive compensation program and either amends the program or recommends amendments to the Board as appropriate.
Elements of Compensation
We compensate our NEOs through a mix of base salary, cash incentive bonuses, long-term incentive ("LTI") compensation and other benefits, which include, to a certain extent and for certain of our NEOs, perquisites. In most cases we design out executive compensation program to provide our executives with target compensation that, on average, approximates the median for our peer group. Even in these cases, however, individual components of compensation may be greater or lesser than the median, and actual compensation delivered may vary significantly from the target opportunity and the median based on Bank performance, individual performance, changes in our stock price and shareholder return, among other factors taken into consideration by the Compensation Committee. Moreover, in exceptional cases, some elements of our compensation program may be designed to deliver compensation that exceeds our usual targets based on peer group data, when necessary to address specific business or strategic objectives. We intend to deliver the majority of compensation to our executives through variable pay, including incentive programs, so that factors that impact the value of our shareholders’ investment in our company also impact our NEOs compensation. We believe the current mix and value of these compensation elements provide our NEOs with total annual compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and each executive’s particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements.
    Compensation for fiscal year 2022 was delivered to our NEOs through the components listed in the table below, which provides a brief description of the principal types of compensation, how performance factors into each type of compensation and the compensation program objectives served by each type. Detailed descriptions of the type of compensation are discussed below in “—Fiscal Year 2022 Compensation Components.”

Component	Description	How Amount was Determined/ Performance Considerations	Objectives
Base Salary	Fixed cash payment.	Targeted at market median with adjustments based on level of responsibility, experience and individual performance.	Provide competitive annual pay to attract and retain our executives.
Cash Bonus	Short-term incentive cash payment based on our company’s performance over a one-year period.	Target payouts reference market median and actual payouts are driven by earnings per share, earning asset growth and composition (loans and securities), deposit growth and composition, net charge-offs and nonperforming assets to risk-weighted capital, achievement of management/strategic objectives, with adjustments based on individual performance.	Reward executive performance in achieving annual financial, strategic and operational objectives.
RSUs	Long-term incentive opportunity, which may be based on performance or time vesting criteria.	Target award values may be driven by performance targets, or may seek to incentivize individual performance, retention, and value creation for the Bank.	Reward executives in achieving long-term financial and strategic objectives and align executive officers’ interests with shareholders or retain key members of management and reward value created.
Performance Share Units ("PSUs")	Long-term incentive opportunity based on performance over multiple years.
Target award values are based on market median and are driven by return on average tangible common equity, pre-tax pre-provision return on average assets, and our total shareholder return ("TSR") performance over time.
Reward executive performance in achieving long-term financial and strategic objectives and align executive officers’ interests with shareholder returns.
Other Compensation	Employee benefits and other compensation.	Benefits available to our employees, as well as other benefits that are individually negotiated by certain of our executives.	Provide competitive benefit packages to promote the well-being, safety and productivity of our executives.
Our Compensation Committee annually reviews and establishes the performance measures, targets and payout schedules used for our executive compensation program and the long-term incentive component of awards granted under our 2022 Amended and Restated Omnibus Incentive Plan as discussed in the table above and in “—Fiscal Year 2022 Compensation Components” below. In determining actual performance against these metrics, the Compensation Committee decides whether to include or exclude the impact of items reported in our financial statements that may not reflect underlying operating results for the current or a prior fiscal year. Adjustments from reported earnings are intended to avoid artificial inflation or deflation of awards due to unusual or non-operational items in the applicable period and align pay outcomes with how the Compensation Committee and management view the performance of our business. The Compensation Committee also considers various other factors in determining executive compensation packages, including individual performance and the value created for the Bank and our shareholders.
In other cases, our Compensation Committee designs awards to address specific business or strategic objectives. For example, beginning in June 2021, our Board began work on a new succession planning initiative. This initiative had the objective of establishing clear lines of succession for key executive and other officers of the Company and ensuring that, in cases where specific successors had not yet been identified, existing officers had a strong financial incentive to remain at the Company until suitable successors had been identified and were ready to assume roles of significant responsibility. As a result of this initiative, we concluded that our existing award programs did not provide sufficient incentive to retain two senior executives, C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President and Terry S. Earley, Senior Executive Vice President and Chief Financial Officer, both of whom were or would soon become eligible to retire and retain most of the outstanding awards which had previously been made to them by the Company. In an effort to further the goals of the Company’s succession plan, our Board determined that it was necessary to grant additional RSUs to these two executives (the “2022 Retention Awards”), which were subject to time-vesting and aligned to successfully achieve the completion of the Board approved succession plan, and were made outside of the annual performance incentive compensation plan. The time-vesting elements for these awards are back-loaded and seek to ensure that the two executives remain with the Company over the full period contemplated by the succession plan. For additional information regarding these retention awards, see Fiscal Year 2022 Compensation Components – Changes for 2022 below.
Benchmarking
Our Compensation Committee believes that a threshold characteristic of reasonable compensation is that it aligns with compensation provided by our peers, against whom we compete for talent. In preparation for determining executive compensation for fiscal year 2022, the committee benchmarked our executive compensation levels to evaluate the competitiveness of our executive compensation program. As a reference for establishing compensation levels for fiscal year 2022, the Compensation Committee engaged Ernst & Young ("EY") as its independent external compensation consultant to provide independent advice, information and analyses of our executive compensation program, including providing a review of competitive compensation levels.
EY presented, and the Compensation Committee approved, a peer group of 11 publicly traded banking organizations similar in size, scope and geography to Veritex for benchmarking pay for purposes of setting executive compensation levels for fiscal year 2022. EY collected and analyzed historical compensation data reported by each company in our peer group. The following are the criteria that EY considered in compiling our peer group:
•publicly traded parent holding companies for community banks; and
•reported assets between $5.0 billion and $20.0 billion.
The following is the list of peer companies were used for executive compensation benchmarking purposes for 2022:

	Institution Name	Ticker
1.	Allegiance Bancshares, Inc.	ABTX
2.	Banc of California	BANC
3.	ConnectOne Bancorp	CNOB
4.	Eagle Bancorp	EGBN
5.	FB Financial Corporation	FBK
6.	Independent Bank Group, Inc.	IBTX
7.	Live Oak Bancshares	LOB
8.	National Bank Holdings	NBHC
9.	Seacoast Banking Corp of Florida	SBCF
10.	ServisFirst Bancshares	SFBS
11.	TowneBank	TOWN
The Compensation Committee expects to update our peer group from time to time to ensure that the peer group continues to be appropriate for purposes of benchmarking executive compensation.

Except in the case of the 2022 Retention Awards, the Compensation Committee sought to provide total compensation target opportunities (base salary, annual cash bonus, and long-term incentives) for our NEOs that approximate the median level for comparable positions in our peer group with the opportunity to earn above median compensation based on exceeding performance objectives. Consistent with industry practice, we consider compensation within 15% of the median to approximate the median. This margin allows for year-to-year swings in data than can occur based on a number of factors unrelated to underlying compensation strategies. For fiscal year 2022, excluding the effect of the 2022 Retention Awards, our target total cash and direct compensation opportunities (which are further discussed below in “—Fiscal Year 2022 Compensation Components”) established by the Compensation Committee for all NEOs were, on average, at market median. In the case of C. Malcolm Holland, III and Terry S. Earley, however, the 2022 Retention Awards caused the long term incentive component of their compensation to exceed the median by a significant margin. Moreover, in the case each NEO, individual components of compensation may be greater or lesser than median because the committee is primarily concerned with the competitiveness of the entire program, rather than any one element of compensation. Compensation realized by each NEO may also vary significantly from target opportunity based on our performance, individual performance and changes in our stock price, among other factors.
Fiscal Year 2022 Compensation Components
The Compensation Committee, either as a committee or together with our other independent directors, determines the individual components of the compensation program within the overall framework of target values communicated to our executive officers.
Changes for 2022
During fiscal year 2022, we awarded the 2022 Retention Awards to C. Malcolm Holland, III and Terry S. Earley as part of the succession planning initiative that began in mid-2021. The awards were granted to these executives at a level the Board deemed sufficient to retain both executives for the duration of the implementation of their succession plans after a variety of scenarios and alternatives were discussed. These 2022 Retention Awards were discussed and reviewed by our third party compensation counsel.
C. Malcolm Holland, III, was granted 150,000 RSUs subject to graded vesting over six years with vesting dates and percentages of (i) 10% on July 1, 2023, (ii) 10% on July 1, 2024, (iii) 10% on July 1, 2025, (iv) 20% on July 1, 2026, (v) 20% on July 1, 2027, and (vi) 30% on July 1, 2028. Terry S. Earley was granted 100,000 RSUs subject to graded vesting over three and one-half years with vesting dates and percentages of (i) 15% on July 1, 2023, (ii) 25% on July 1, 2024, (iii) 25% on July 1, 2025, and (iv) 35% on December 31, 2025. These one-time retention awards are subject to time-vesting without specific performance hurdles since they are aligned with the succession plan implementation and therefore have no allowance for accelerated vesting in the event of early retirement. Each Messrs. Holland and Earley must maintain employment at the Company through the applicable vesting dates aforementioned to receive the portion of vested shares. The Company does not anticipate the need to make future one-time retention awards during the implementation of succession planning for Messrs. Holland and Earley. The following table outlines the vesting schedule for C. Malcolm Holland, III, using the fair value as of July 1, 2022 grant date and the fair value as of December 31, 2022:

Vesting Date	Grant Date Fair Value ($)	Fair Value as of December 31, 2022 ($)
July 1, 2023	449,250	418,350
July 1, 2024	449,250	418,350
July 1, 2025	449,250	418,350
July 1, 2026	898,500	836,700
July 1, 2027	898,500	836,700
July 1, 2028	1,347,750	1,255,050
Base Salary
    Base salary is generally targeted at the market median, with adjustments where the Compensation Committee believes appropriate based on the factors enumerated below, among other factors. The base salaries of our NEOs have historically been reviewed and set annually by the Board or the Compensation Committee as part of our company’s performance review process as well as in connection with the promotion of an executive officer to a new position or other change in job responsibility. In establishing base salaries for our NEOs for fiscal year 2022, the Compensation Committee relied on external market data obtained from outside sources, including a review of competitive compensation levels for our peer group prepared by EY, as described above. In addition to considering the information obtained from such sources, the Compensation Committee considers, among other factors:

•each NEOs scope and uniqueness of responsibility;
•each NEOs years and quality of experience;
•our overall financial performance and performance with respect to other aspects of our operations, such as our growth, including the status of our relationship with banking regulatory agencies; and
•each NEOs individual performance and contributions to our company-wide performance, including leadership, teamwork and community service.
Base salaries approved for the NEOs for fiscal years 2021 and 2022 were as follows:

Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)	% Change
C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President	725,000	800,000	10%
Terry S. Earley, Senior Executive Vice President and Chief Financial Officer	450,000	500,000	11%
James Recer, Senior Executive Vice President and Chief Banking Officer	450,000	465,000	3%
Clay Riebe, Senior Executive Vice President and Chief Credit Officer	400,000	415,000	4%
LaVonda Renfro, Senior Executive Vice President and Chief Operating Officer	375,000	410,000	9%
Angela Harper, Senior Executive Vice President and Chief Risk Officer	325,000	360,000	11%

Annual Cash Bonus
We typically pay an annual cash bonus to our NEOs to recognize and reward meaningful contributions to our performance for the year. Cash bonuses are intended to target the market median and are based upon the achievement of specific performance measures, including earnings per share, tangible book value growth, credit quality, organic loan growth, organic deposit growth, among other financial and operational metrics established by the Compensation Committee at the beginning of each fiscal year. The Compensation Committee used competitive market data from the peer group prepared by EY, as described above, to establish the minimum, target, and maximum bonus amounts. Actual cash bonuses paid are determined based upon the achievement of these performance measures relative to those target thresholds. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well, and may exceed market median payouts. In addition, in determining whether to pay cash bonuses to an NEO for a given year and the amount of any cash bonus to be paid, the Compensation Committee also considers the personal performance of the executive officer and his or her contributions to our company’s performance for the year, including his or her leadership, teamwork and community service. The Compensation Committee, in its sole discretion, determines the terms (including the performance measures) of bonuses paid for any year and has discretion to adjust bonuses by reviewing performance goals and extraordinary factors. The following metrics were utilized for the determination of the 2022 annual cash bonus payout:

		Payout Levels
Metric	Weighting	50%	100%	150%	200%
Earnings Per Share[1]	35%	$2.75	$3.05	$3.20	$3.35
Tangible Book Value Growth ($)[2]	15%	$20.55	$20.90	$21.10	$21.25
Credit Quality[3]	15%	0.50%	0.40%	0.30%	n/a
Organic Loan Growth[4]	10%	12.0%	15.0%	18.0%	n/a
Organic Non-Wholesale Deposit Growth	10%	8.5%	10.5%	11.0%	11.5%
Specific Individual Management Goals[5]	15%	Performance and Payout Determined by CEO and/or Compensation Committee			n/a
1 Operating Metrics
2 Excludes AOCI from the investment portfolio
3 Average nonperforming assets to total assets
4 Excludes PPP and mortgage warehouse
5 Weighting updated in 2023 to have a 10% weighting on the annual cash bonus

Target 2022 annual cash bonus as a percentage of base salary was 100% for Messrs. Holland and Earley, 75% for Mr. Recer and 50% for Mr. Riebe and Mmes. Renfro and Harper.

Long-Term Incentives

    We believe that long-term incentive compensation is a critical part of our executive compensation program because it promotes achievement of our long-term financial and strategic objectives and aligns the financial interests of our executive officers with those of our shareholders. We generally grant equity awards, RSUs, PSUs or stock options (or a combination of these types of awards), to each of our NEOs in order to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. The Compensation Committee considers market practices, external competitiveness, shareholder interests and advice from our independent compensation consultant in establishing the amount and characteristics of equity award grants. Except in the case of the 2022 Retention Awards, the Compensation Committee determined the level of long-term incentive grants for fiscal year 2022 at the beginning of the fiscal year. Prior to making these grants, the Compensation Committee established an intended long-term incentive value for each NEO. When setting these intended values, the Compensation Committee considered competitive market data from the peer group prepared by EY, as described above, and target total compensation opportunities. We intend that the target value of long-term incentive awards for our executives approximate the market median and the total compensation opportunity for such executive officers approximate the market median level when combined with base salary and target annual bonuses.
The 2022 Retention Awards were approved in June 2022 in light of the new succession plans for our executives. Taking into account the 2022 Retention Awards, the long term incentive component of the compensation paid to C. Malcolm Holland III and Terry S. Early exceed the market median level by a significant margin. Our Board viewed this as a necessary exception to our market-based long-term incentive program to further the goals of our succession plans.

During fiscal year 2022, we awarded PSUs and RSUs to all of our NEOs and made the 2022 Retention Awards to two executives. See “—Executive Compensation Tables—Grants of Plan-Based Awards” below for information regarding awards for fiscal year 2022. Excluding the effect of the 2022 Retention Awards, the value of the 2022 award grants were targeted to market median levels and split with 50% of the value being granted in time-based RSUs and 50% of the value being granted in PSUs. The 2022 Retention Awards consisted entirely of time-based RSUs. Unlike our regular long-term incentive awards, the 2022 Retention Awards do not vest when an executive reaches normal retirement age but have a vesting period tied to the succession plan for each of the two executives.

    Time-based RSUs (50%): In the case of regular long-term incentive awards, the number of shares was determined by using the volume weighted average price for the 20 trading days prior of the grant date of February 1, 2022. Time-based RSUs have a 3-year pro-rata vesting schedule, except in the case of the 2022 Retention Award (which vest over 6 years in the case of Mr. Holland and three and one half years in the case of Mr. Earley).

    PSUs (50%): The number of shares is determined using a Monte Carlo model to estimate the value based on performance targets. Company performance at the end of the 3-year period will be compared against the KBW Nasdaq Regional Banking Index ("KRX"). Company performance will be placed into the appropriate quartile of relative performance in order to determine the appropriate payout threshold. The performance measures include Return on Average Tangible Common Equity with 50% weighting and Pre-Tax, Pre-Provision Return on Average Assets with 50% weighting. Payout levels range from 0% payout for below 25th quartile performance, to 50% payout for 25th quartile performance, 100% payout for 50th quartile performance, and 150% payouts for 75th quartile performance. Total shares earned are then subject to a total shareholder return ("TSR") modifier of 80% - 120% based on relative Company performance compared to the TSR of the KRX index.

Employee Benefits and Other Compensation

    Our employee benefit programs are offered and designed to be competitive and to provide reasonable security for employees. Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our NEOs, with a 401(k) plan to assist participants in planning for retirement and securing appropriate levels of income during retirement.

    401(k) Plan

    We provide a 401(k) program that allows employees to contribute a portion of their pre-tax earnings towards retirement savings. We offer a Company match to all employees enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the 401(k) plan. We match 100% of employee contributions to the 401(k) plan up to 6% of their eligible compensation and up to the limitations imposed by the Internal Revenue Service

    Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2022 other than benefits received under the 401(k).
    Nonqualified Deferred Compensation

    Our NEOs did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2022.
    Welfare Benefits

    We provide medical, dental and vision coverage, life insurance and disability insurance to executive officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

    Perquisites

    In addition to the benefit plans discussed above in “—Employee Benefit Plans and Other Compensation,” we provide our NEOs with certain perquisites. In 2022, we reimbursed Messrs. Holland, Recer and Riebe for certain country club membership dues in the amounts of $56,925, $6,064 and $3,718, respectively, which memberships are used for business purposes.
VB Sub 5, LLC, a subsidiary of the Bank, owns a corporate airplane. We may allow our executive officers and directors to utilize the corporate airplane for personal use in limited circumstances. The hourly reimbursement rate represents the aggregate incremental cost for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, taxes and travel expenses. The aggregate incremental expense for personal use of the corporate aircraft is reflected below in the Summary Compensation Table under the column “All Other Compensation.”
Roles of the Compensation Committee, Compensation Consultant and Management in the Compensation Process
Compensation Committee Responsibilities
    The Compensation Committee is responsible to the Board and to our shareholders for the oversight and governance of our compensation program for executive officers, and for approving the compensation of our executive officers. The Compensation Committee, either as a committee or together with our other independent directors, reviews and ratifies decisions with respect to the compensation of our executive officers, including our NEOs. The Compensation Committee reviews our executive officers’ performance in light of the goals and objectives of our executive compensation plans; determines and approves the overall compensation strategies and policies for our executive officers; reviews all equity compensation plans and awards; evaluates whether incentive and other forms of pay encourage excessive risk-taking by executive officers; and reviews perquisites and other personal benefits to our executive officers. The Compensation Committee also specifically evaluates our Chairman and Chief Executive Officer’s performance in light of our goals and objectives relevant to his compensation and, either as a committee or together with our other independent directors, recommends the compensation of our Chairman and Chief Executive Officer for approval by the Board. Periodically, the Compensation Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices, such as retention awards and severance and change in control arrangements.
The Compensation Committee may form subcommittees for any purpose that the committee deems appropriate and may delegate to subcommittees such power and authority as the committee deems appropriate. However, no subcommittee may consist of fewer than two members and the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the committee as a whole.
Engagement of Compensation Consultant
In 2022, the Compensation Committee retained EY as an independent external compensation consultant to provide independent advice, information and analysis on executive compensation. The Compensation Committee established several practices to ensure the external consultant's independence, candor and objectivity. EY was engaged by and reported directly to the Compensation Committee. In addition, EY independently consulted directly with the Compensation Committee chair between meetings and also met directly with Compensation Committee members individually or collectively throughout the year. The fees paid for executive compensation consulting services performed by EY are approved by the Compensation Committee in advance of the executive compensation consulting services to be performed.

Pursuant to its engagement, EY provided the Compensation Committee with information regarding marketplace compensation trends and assisted the Compensation Committee with the identification and approval of certain elements of our overall executive compensation program. Aggregate fees for EY’s executive compensation consulting services provided to the committee in 2022 were approximately $85,503. In addition to these compensation services, in 2022, EY provided quarterly tax advisory services. Aggregate fees for these consulting and tax advisory services were approximately $179,948. Together with the fees for executive compensation consulting services, aggregate fees paid to EY for 2022 were approximately $265,451. The decision to engage EY for additional other services was made by management and the Compensation Committee approved the additional services. The Compensation Committee believes that, given the nature and scope of the additional services, the additional services did not raise a conflict of interest and did not impair EY's ability to provide independent advice to the Compensation Committee concerning executive compensation matters.
The Compensation Committee has assessed the independence of EY pursuant to the rules of the SEC and concluded that EY's work for the Compensation Committee did not raise any conflicts of interest that would prevent EY from independently advising the committee. In making this determination, the committee considered, among other things, the fees paid for services provided to management as a percentage of the consultant’s consolidated revenues, policies and procedures established by the consultant to mitigate conflicts of interest, and the lack of business and personal relationships between the consultant's team members and our executive officers and Compensation Committee members.
Management Input
    While the Compensation Committee determines the overall compensation strategy and policies for our executive officers and approves their compensation, it seeks input from the Chief Executive Officer with respect to both overall guidelines and discrete compensation decisions. Specifically, the Chief Executive Officer attends certain meetings of the Compensation Committee to provide input and recommendations with respect to the compensation of officers and other executives, as well as compensation programs and policies for all employees. In addition, our Chief Executive Officer provided advice to the committee in assessing executive officer performance to finalize the appropriate award levels for each individual. However, the Chief Executive Officer is not present during any discussion relating to his own compensation and is not involved in determining his own compensation. Final decisions regarding executive compensation and the Company's overall compensation philosophy and policies are made by the Compensation Committee.
Executive Officer Stock Ownership
    During 2022, the Compensation Committee periodically reviewed the ownership stake that each executive officer had in the Company. The Company's ownership guidelines encourage executives to build and maintain an investment in our common stock equal to five times their base salary for the Chief Executive Officer and three times their base salary for other NEOs to further align our executives’ interests with those of our shareholders. As of December 31, 2022, all of our NEOs were within the executive officer stock ownership guidelines.

Hedging and Pledging Policy
We have adopted a policy on insider trading that our employees may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock. It is also our policy that shares of our stock owned by executive officers or directors may not be held in a margin account or pledged as collateral on a loan. Our insider trading policy allows executive officers, directors and certain employees to enter into pre-established trading plans complying with Rule 10b5-1 under the Exchange Act and our internal policies and procedures in connection with sales of our securities.
Clawback Policy/Compensation Recovery Policy
Our current Compensation Recovery Policy was adopted as of March 17, 2023. Because the Nasdaq rules implementing Rule 10D-1 under the Securities Exchange Act of 1934, as amended, are not yet final, we expect that we may need to modify this policy to reflect the final rules.

In the event the Company is required to prepare an accounting restatement, then the Board and the Compensation Committee have directed the Company, to the fullest extent permitted by applicable law, to recover from each Executive Officer (i) the amount received by an Executive Officer, if any, of erroneously awarded compensation, with such recovery occurring reasonably promptly after the restatement date relating to such restatement and (ii) the amount of any incentive-based compensation required to be repaid by an Executive Officer in accordance with any other applicable law, including, without limitation, any federal or state banking law. Any recovery shall be made on a “no fault” basis, without regard to whether the Executive Officer engaged in any misconduct or whether the Executive Officer had any personal responsibility for, or involvement in, preparation of the financial statements relating to the accounting restatement. In addition, the Company's right to recovery pursuant to the Company policy is not dependent on if or when the accounting restatement is filed with the SEC.

The Board may effect recovery in any manner consistent with applicable law including, but not limited to, (a) seeking reimbursement of all or part of erroneously awarded compensation previously paid to an Executive Officer and to the extent that the Executive Officer does not reimburse such erroneously awarded compensation, suing and enforcing recovery against the Executive Officer for repayment of the erroneously awarded compensation, (b) cancelling prior grants of incentive-based compensation, whether vested or unvested, restricted or deferred, or paid or unpaid, and the forfeiture of previously vested equity awards, (c) cancelling or setting-off against planned future grants of incentive-based compensation, (d) deducting all or any portion of such erroneously awarded compensation from any other remuneration payable by the Company to such Executive Officer, and (e) any other method authorized by applicable law or contract.
Without by implication limiting the foregoing, following a restatement of the Company’s financial statements, the Company also shall be entitled to recover any compensation received by the CEO and CFO that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

The Company is not required to recover erroneously awarded compensation if the Board has made a determination that recovery would be impracticable and that:

(i) after the Company has made a reasonable attempt to recover such erroneously awarded compensation (which has been documented and such documentation has been provided to Nasdaq), the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;

(ii) recovery would violate one or more laws of the Company’s home country that were adopted prior to November 28, 2022 (which determination shall be made after obtaining an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in a such a violation, and after providing such opinion to Nasdaq); or

(iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

The full Compensation Recovery Policy is available on our website at www.veritexbank.com under “About Us—Investor Relations—Corporate Governance.”
Our 2022 Amended Plan and Green Acquired Omnibus Plans (“Equity Plan”) provides that, in addition to any forfeiture provisions otherwise applicable to an award under the Equity Plan, a grantee’s right to payment or benefits with respect to an award is subject to reduction, cancellation, forfeiture, clawback or recoupment under clawback policies that may be adopted by us or as required by applicable law.

Our Veritex (Green) 2014 Plan provides that any award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or any policy adopted by the Company.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement. The Board approved the Compensation Committee’s recommendation.

COMPENSATION COMMITTEE

Blake Bozman, Compensation Committee Chair Pat S. Bolin, Compensation Committee Member William E. Fallon, Compensation Committee Member Mark C. Griege, Compensation Committee Member

Executive Compensation Tables
Summary Compensation Table
    The following table sets forth information regarding the compensation paid to our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	All Other Compensation ($)		Total ($)
C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President	2022	800,000	671,200	5,529,257	—	280,383	5	7,280,840
	2021	725,000	1,196,250	928,423	—	254,469	5	3,104,142
	2020	725,000	170,000	1,895,596	435,141	263,767	5	3,489,504
Terry S. Earley, Senior Executive Vice President and Chief Financial Officer	2022	500,000	419,500	3,343,964	—	101,622	6	4,365,086
	2021	450,000	742,500	310,307	—	86,679	6	1,589,486
	2020	450,000	135,000	994,776	196,403	90,022	6	1,866,201
James Recer, Senior Executive Vice President and Chief Banking Officer	2022	465,000	292,601	301,356	—	26,294	7	1,085,251
	2021	450,000	556,875	288,159	—	26,833	7	1,321,867
	2020	450,000	70,000	260,700	62,983	16,681	7	860,364
Clay Riebe, Senior Executive Vice President and Chief Credit Officer	2022	415,000	174,093	248,256	—	43,492	8	880,841
	2021	400,000	329,500	236,419	—	34,260	8	1,000,179
	2020	400,000	120,000	354,575	96,030	31,431	8	1,002,036
LaVonda Renfro, Executive Vice President and Chief Administrative Officer	2022	410,000	171,995	245,268	—	42,946	9	870,209
	2021	375,000	247,500	203,184	—	38,858	9	864,542
	2020	375,000	110,000	518,023	90,034	28,231	9	1,121,288
Angela Harper, Senior Executive Vice President and Chief Risk Officer	2022	360,000	151,020	215,346	—	50,745	10	777,111
1 The amounts shown in this column represent salaries earned and paid during the fiscal year shown.
2 The amounts of bonuses for each year shown were cash bonuses earned for that year, but that were paid in the following fiscal year.
3 The amounts shown in this column represent PSUs and RSUs, which were valued in accordance with ASC 718. Messrs. Holland and Earley 2022 stock awards include the 2022 Retention Awards for succession planning purposes of 150,000 and 100,000 RSUs, respectively. Upon grant date the awards had a grant date fair value of $4,492,500 and $2,995,000 for Messrs. Holland and Earley, respectively. The following table outlines the grant date fair value of stock awards issued to each NEO during 2022.

Name and Position	2022 RSU ($)	2022 PSU ($)	One-Time Succession Planning Retention RSUs ($)	Total ($)
C. Malcolm Holland, III, Chairman of the Board, Chief Executive Officer and President	507,577	529,180	4,492,500	5,529,257
Terry S. Earley, Senior Executive Vice President and Chief Financial Officer	170,848	178,116	2,995,000	3,343,964
James Recer, Senior Executive Vice President and Chief Banking Officer	147,549	153,807	—	301,356
Clay Riebe, Senior Executive Vice President and Chief Credit Officer	121,544	126,712	—	248,256
LaVonda Renfro, Executive Vice President and Chief Administrative Officer	120,090	125,178	—	245,268
Angela Harper, Senior Executive Vice President and Chief Risk Officer	105,432	109,914	—	215,346
4 The option awards were valued on the grant date using the Black-Scholes option-pricing model.
5 The amounts shown in these rows for the fiscal years ended December 31, 2022, 2021 and 2020 include (i) reimbursement for country club membership dues of $56,925, $51,148 and $50,551, respectively; (ii) $2,500 in premiums for a life insurance policy we maintain that provides a death benefit payable to Mr. Holland’s spouse for each year presented, (iii) $72,158, $60,374 and $89,026 in aggregate incremental costs from the personal use of the Company's airplane, respectively, (iv) $18,300, $17,400 and $17,100 of 401k employer match, respectively, and (v) $130,500, $123,047 and $104,590 of dividends paid on stock, respectively.
6 The amounts shown in these rows for fiscal years ended December 31, 2022, 2021 and 2020 include (i) $59,434, $30,854 and $26,226 of dividends paid on stock, respectively, (ii) $18,300, $17,400 and $17,100 of 401k employer match, respectively, (iii) $23,888, $14,425 and $22,696 in aggregate incremental costs from the personal use of the Company's airplane, respectively, and (iv) $24,000 in rent expenses in accordance with Mr. Earley's employment agreement for the fiscal year ended December 31, 2021 and 2020, respectively.
7 The amounts shown in these rows for the fiscal years ended December 31, 2022, 2021 and 2020 include (i) reimbursement for country club membership dues of $6,064, $7,481 and $2,501, respectively; (ii) $1,930, $1,952 and $680 of dividends paid on stock, respectively, and (iii) $18,300, $17,400 and $13,500 of 401k employer match, respectively.

8 The amounts shown in these rows for the fiscal year ended December 31, 2022, 2021 and 2020 include (i) $21,474, $16,860 and $14,331 of dividends paid on stock, respectively, (ii) $18,300, $17,400 and $17,100 of 401k employer match, respectively, and (iii) reimbursement for country club membership dues of $3,718 for the fiscal year ended December 31, 2022.
9 The amounts shown in these rows for the fiscal years ended December 31, 2022, 2021 and 2020 include (i) $26,388, $21,458 and $11,131 of dividends paid on stock, respectively, and (ii) $16,558, $17,400 and $17,100 of 401k employer match, respectively.
10 The amounts shown in this row for the fiscal years ended December 31, 2022, 2021 and 2020 include (i) $32,445, $27,517 and $27,073 of dividends paid on stock, respectively, and (ii) $18,300, $17,400 and $17,100 of 401k employer match, respectively.

Grants of Plan-Based Awards
The following table provides information concerning plan-based awards granted to NEOs in fiscal year 2022.

			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards[2]
Name	Award Type	Grant Date	Threshold (#)	Target (#)	Maximum (#)
C. Malcolm Holland, III	PSUs[3]	2/1/2022	—	13,105	19,658		$529,180
	Time-based RSUs[3]	2/1/2022				12,570	$507,577
	Time-based RSUs[3]	7/1/2022				150,000	$4,492,500
Terry S. Earley	PSUs[4]	2/1/2022	—	4,411	6,617		$178,116
	Time-based RSUs[3]	2/1/2022				4,231	$170,848
	Time-based RSUs[3]	7/1/2022				100,000	$2,995,000
James Recer	PSUs[3]	2/1/2022	—	3,809	5,714		$153,807
	Time-based RSUs[3]	2/1/2022				3,654	$147,549
Clay Riebe	PSUs[3]	2/1/2022	—	3,138	4,707		$126,712
	Time-based RSUs[3]	2/1/2022				3,010	$121,544
LaVonda Renfro	PSUs[3]	2/1/2022	—	3,100	4,650		125,178
	Time-based RSUs[3]	2/1/2022				2,974	120,090
Angela Harper	PSUs[3]	2/1/2022	—	2,722	4,083		$109,914
	Time-based RSUs[3]	2/1/2022				2,611	$105,432
1 Represents the threshold, target and maximum value of shares of PSUs that may be earned based on our performance for the performance period beginning on January 1, 2022 and ending on December 31, 2024 under our long-term incentive plans. If the performance criteria meet or exceed the threshold levels, a prorated portion of the incentive award could still be earned by the NEO. For more information regarding our PSUs, see “—Elements of Compensation” and the Outstanding Equity Awards at Fiscal Year-End table below.

2 Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 21 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2022. For PSUs , the grant date fair value is calculated using the target share amount potentially payable.

3 These awards were granted from the Equity Plan.

4 These awards were granted from the Veritex (Green) 2014 Plan.
43

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding unvested stock awards held by our NEOs as of December 31, 2022.

				Option Awards					Stock Awards
									Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested
				Number of Securities Underlying Unexercised Options

						Option Exercise Price	Option Expiration Date
Name		Grant Date		Exercisable (#)	Unexercisable (#)[1]
C. Malcolm Holland, III		1/1/2015		12,777	—	$14.17	1/1/2025
		1/1/2016		12,379	—	16.21	1/1/2026
		1/1/2017		9,375	—	26.71	1/1/2027
		1/1/2018		14,496	—	27.59	1/1/2028
		1/1/2019		39,512	—	21.38	1/1/2029
		1/1/2019	1	30,000	20,000	21.38	1/1/2029
		1/1/2020	2	42,428	21,214	29.13	1/1/2030
		1/1/2020						4	17,469	487,210
		2/1/2021						5	18,642	519,925
		2/1/2022						6	13,105	365,498
		1/1/2019						7	20,000	557,800
		6/11/2020						8	85,000	2,370,650
		2/1/2021						10	11,354	316,663
		2/1/2022						11	12,570	350,577
		7/1/2022						12	150,000	4,183,500
Terry S. Earley	2	1/1/2019		10,537	—	21.38	1/1/2029
		1/1/2020	2	13,694	6,847	29.13	1/1/2030
		1/1/2020						4	5,639	157,272
		2/1/2021						5	6,231	173,783
		2/1/2022						6	4,411	123,023
		6/11/2020						8	50,000	1,394,500
		2/1/2021						10	3,795	105,843
		2/1/2022						11	4,231	118,003
		7/1/2022						13	100,000	2,789,000
James Recer		6/15/2020	3	—	15,000	17.38	6/15/2030
		2/1/2021						5	5,786	161,372
		2/1/2022						6	3,809	106,233
		6/15/2020						9	15,000	418,350
		2/1/2021						10	3,524	98,284
		2/1/2022						11	3,654	101,910
Clay Riebe		1/1/2017		4,550	—	26.71	1/1/2027
		1/1/2018		5,987	—	27.59	1/1/2028
		1/1/2019		9,878	—	21.38	1/1/2029
		1/1/2019		30,000	—	21.38	1/1/2029
		1/1/2020	2	9,363	4,682	29.13	1/1/2030
		1/1/2020						4	3,856	107,544
		2/1/2021						5	4,747	132,394
		2/1/2022						6	3,138	87,519
		6/11/2020						8	15,000	418,350
		2/1/2021						10	2,892	80,658
		2/1/2022						11	3,010	83,949
LaVonda Renfro		1/1/2015		3,114	—	14.17	1/1/2025
		1/1/2016		4,114	—	16.21	1/1/2026
		1/1/2017		3,500	—	26.71	1/1/2027
		1/1/2018		4,727	—	27.59	1/1/2028
		1/1/2019		7,902	—	21.38	1/1/2029
		1/1/2019		20,000	—	21.38	1/1/2029
		1/1/2020	2	8,778	4,390	29.13	1/1/2030

	1/1/2020						4	3,615	100,822
	2/1/2021						5	4,080	113,791
	2/1/2022						6	3,100	86,459
	6/11/2020						8	25,000	697,250
	2/1/2021						10	2,485	69,307
	2/1/2022						11	2,974	82,945
Angela Harper	1/1/2017		3,675	—	26.71	1/1/2027
	1/1/2018		4,727	—	27.59	1/1/2028
	1/1/2019		7,902	—	21.38	1/1/2029
	1/1/2019		20,000	—	21.38	1/1/2029
	1/1/2020	2	7,608	3,804	29.13	1/1/2030
	1/1/2020						4	3,133	87,379
	2/1/2021						5	3,536	98,619
	2/1/2022						6	2,722	75,917
	6/11/2020						8	15,000	418,350
	2/1/2021						10	2,154	60,075
	2/1/2022						11	2,611	72,821

1 Time-based options vest in five equal annual installments beginning January 1, 2020.
2 Time-based options vest in three equal annual installments beginning January 1, 2021.
3 Time-based options cliff vest on May 15, 2023.
4 PSUs granted on January 1, 2020. The number of shares eligible for vesting is based on a comparison of our TSR against the Peer Group TSR during the performance period, and the shares will cliff vest on January 1, 2023.
5 PSUs granted on February 1, 2021. The number of shares eligible for vesting is based on a comparison of our TSR against the Peer Group TSR during the performance period, and the shares will vest on January 1, 2024.
6 PSUs granted on February 1, 2022. The number of shares eligible for vesting is based on a comparison of our TSR against the Peer Group TSR during the performance period, and the shares will vest on January 1, 2025.
7 Non-performance RSUs vest in five equal annual installments beginning January 1, 2020.
8 Non-performance RSUs will cliff vest on June 11, 2025.
9 Non-performance RSUs will cliff vest on May 15, 2023.
10 Non-performance RSUs vest in three equal annual installments beginning January 1, 2022.
11 Non-performance RSUs vest in three equal annual installments beginning January 1, 2023.
12 Non-performance RSUs awarded on a one-time retention basis for succession planning purposes are subject to graded vesting over six years with vesting dates and percentages of (i) 10% on July 1, 2023, (ii) 10% on July 1, 2024, (iii) 10% on July 1, 2025, (iv) 20% on July 1, 2026, (v) 20% on July 1, 2027, and (vi) 30% on July 1, 2028. These one-time retention awards are time-based with no allowance for accelerated vesting upon early retirement. Mr. Holland must maintain employment at the Company through the applicable vesting dates to receive the portion of vested shares.
13 Non-performance RSUs awarded on a one-time retention basis for succession planning purposes are subject to graded vesting over three and one-half years with vesting dates and percentages of (i) 15% on July 1, 2023, (ii) 25% on July 1, 2024, (iii) 25% on July 1, 2025, and (iv) 35% on December 31, 2025. These one-time retention awards are time-based with no allowance for accelerated vesting upon early retirement. Mr. Earley must maintain employment at the Company through the applicable vesting dates to receive the portion of vested shares.

Option Exercises and Stock Vested

    The following table provides information concerning the stock options exercised and RSUs that vested during the fiscal year ended December 31, 2022 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
C. Malcolm Holland, III	—	$—	38,531	$1,536,169
Terry S. Earley	—	—	22,991	915,720
James Recer	—	—	1,762	71,150
Clay Riebe	—	—	12,158	484,512
LaVonda Renfro	—	—	9,146	364,573
Angela Harper	—	—	8,980	357,870
1 Represents the value realized upon vesting of RSUs based on the market value of shares on the vesting date.

Potential Payments upon Termination or Change in Control

The occurrence or potential occurrence of a change in control could create uncertainty regarding the continued employment of our executive officers. Providing change in control benefits offers executive officers a level of security that we believe allows them to continue normal business operations, remain dedicated to our strategic goals, maintain a balanced perspective during potentially uncertain periods and serve in the best interest of us and our shareholders. Accordingly, executive officer severance and change in control arrangements are provided to support major corporate and management transitions. The Compensation Committee believes these arrangements benefit our company and our shareholders. The Compensation Committee periodically reviews these arrangements in depth for market competitiveness and to ensure they remain appropriate for our company.

As part of our acquisition of Green, we entered into a change in control agreement with Mr. Earley, our Senior Executive Vice President and Chief Financial Officer. Pursuant to this agreement, in the case of an involuntary termination with no change in control, Mr. Earley will continue to (i) receive payments of his base salary for a period of 12 months following termination, (ii) receive the target annual bonus for the year in which termination occurs, multiplied by a fraction, the numerator of which is the number of calendar days in such year that he was employed by the Bank and the denominator of which is three hundred sixty-five and (iii) receive the annual cash bonus and annual long-term incentive equity grant earned for the year preceding the year of termination. In case of an involuntary termination within the change in control protection period, which is defined as the period commencing on the earlier to occur of (i) execution of an acquisition agreement contemplating a change in control and (ii) consummation of a change in control and ending eighteen (18) months following a consummation of such change in control, Mr. Earley will receive (i) 2.5 times his base salary, (ii) 2.5 times the target bonus in the year of termination, (iii) an amount equal to (A) the sum of the target annual bonus plus the target annual long term incentive equity grant for the year in which termination occurs multiplied by (B) a fraction, the numerator of which is the number of calendar days in such year that he was employed by the Bank and denominator of which is three hundred and sixty-five, to be paid in cash in a lump sum, (iv) an amount equal to 2.5 times the annual Bank contribution to the costs associated with Mr. Earley and his spouse to participate in the Bank's medical, dental and vision coverage, calculated based on the Bank's contribution cost for such coverage for the month immediately preceding the termination of employment to be paid in a lump sum and (v) be provided with outplacement services not to exceed $25,000.

The Compensation Committee maintains our severance and change in control guidelines to provide protection to full-time employees, including our NEOs, who are terminated from employment for certain reasons, including involuntary termination without cause. Our NEOs, excluding Mr. Earley, are entitled to the following severance amounts, which vary according to several factors, including whether the qualifying termination occurs within 24 months following a change in control:

Position	Termination without cause or good reason (no change in control)			Termination without cause or good reason within 24 months following a change in control
	Base Salary	Annual Incentive	Health & Welfare Benefits	Base Salary	Annual Incentive	Health & Welfare Benefits
Chief Executive Officer	24 months	2x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") benefit costs for 12 months	36 months	3x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended COBRA benefit costs for 18 months
Other NEOs	12 months	1x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of COBRA benefit costs for 12 months	30 months	2.5x Annual Cash Incentive (average of prior 2 years)	Lump sum in amount of COBRA benefit costs for 18 months

Severance payments not related to a change in control are generally paid out over 12 months following termination and are based on the employee's base salary at the time of termination. Severance payment tied to a change in control are normally paid in a lump sum within the time period required by applicable law. The Compensation Committee believes the severance benefits tied to a change in control, which includes a "double-trigger" requirement, will provide necessary security to help attract and retain a talented management team while protecting our shareholders' interests. Payments of any long-term incentives, in any severance situation, are governed by the individual award agreements.

The following table summarizes the amounts each of our NEOs would be entitled to receive as of December 31, 2022 following certain types of terminations of employment or in connection with a change in control based on the severance and change in control guidelines in place as of December 31, 2022. The amounts shown in the following table are approximate and reflect certain assumptions that we have made in accordance with SEC rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2022 (the last day of our 2022 fiscal year), and that the value of a share of our common stock on that day was $27.89, the closing price on December 31, 2022, the last trading day of the calendar year. In addition, in keeping with SEC rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control.

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination Without Cause or Good Reason (Not In Connection with Change in Control) ($)	Termination Without Cause or Good Reason (In Connection with Change in Control) ($)
C. Malcolm Holland, III
Severance[1]	—	—	—	3,596,250	4,800,000
RSUs[2]	—	9,151,823	9,151,823	9,151,823	9,151,823
Stock options[2]	—	103,895	103,895	103,895	103,895
Bank-owned life insurance (“BOLI”)[3]	—	100,000	—	—	—
Outplacement and healthcare[4]	—	—	—	20,546	30,820
Terry S. Earley
Severance[5]	—	—	—	1,687,964	3,148,750
RSUs[2]	—	4,861,424	4,861,424	4,861,424	4,861,424
BOLI[3]	—	75,000	—	—	—
Outplacement and healthcare[6]	—	—	—	—	90,180
James Recer
Severance[7]	—	—	—	917,813	2,294,531
RSUs[2]	—	886,149	886,149	886,149	886,149
Stock options[2]	—	157,650	157,650	157,650	157,650
Outplacement and healthcare[4]	—	—	—	20,685	31,028
Clay Riebe
Severance[7]	—	—	—	683,500	1,708,750
RSUs[2]	—	910,414	910,414	910,414	910,414
Outplacement and healthcare[4]	—	—	—	20,685	31,028
LaVonda Renfro
Severance[7]	—	—	—	636,250	1,590,625
RSUs[2]	—	1,150,574	1,150,574	1,150,574	1,150,574
Outplacement and healthcare[4]	—	—	—	17,579	26,369
Angela Harper
Severance[7]	—	—	—	557,250	1,393,125
RSUs[2]	—	813,161	813,161	813,161	813,161
Outplacement and healthcare[4]	—	—	—	30,319	45,479
1The amount reflected in the “Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)” column includes the payment to Mr. Holland of (i) his annual base salary for 24 months following termination and (ii) 2 times the average of the prior 2 years annual cash incentive. The amount reflected in the “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” column includes a lump sum payment to Mr. Holland equal to (a) 36 months of his annual base salary and (b) 3 times the average of the prior 2 years annual cash incentive.
2Reflects the value of unvested RSUs, PSUs, and stock options which vest in full in the circumstances indicated. The value of RSUs is based on the December 31, 2022 closing price of our common stock of $27.89. The value of the stock options is based on the excess, if any, of the $27.89 closing price and the option exercise price. PSUs are assumed to pay out at the “target” level (100%) under the “Death”, “Disability” and “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” columns.
3Amounts represent the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at our company.
4The amount reflected in the “Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)” column includes the estimated cost of 12 months of COBRA premiums for NEO and eligible dependents in effect at the time of termination, collectively "outplacement and healthcare." The amount reflected in the “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” column includes 18 months of COBRA premiums for NEO and eligible dependents in effect at the time of termination.
5The amount reflected for termination of the executive in the “Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)” are (i) their respective annual base salaries for 12 months, (ii) the amount equal to the target annual cash incentive and (iii) the amount equal to annual cash incentive earned and annual long-term incentive equity granted earned for the year preceding the year of termination. The amounts reflected in the “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” column include a lump sum payment equal to (a) 2.5 times of the executive’s annual base salary, (b) 2.5 times the amount equal to the target annual cash incentive and ( c) the target annual bonus plus the target annual long-term incentive equity grant for the year in which termination occurs.
6Amount represents 2.5 times the estimated annual cost of the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under COBRA that will be provided to the NEO in the event of involuntary without cause or good reason terminations in connection with a change in control within the change in control protection period, as well as $25,000 for outplacement services.

7The amounts reflected for termination of each of the executives in the “Involuntary Without Cause or Good Reason Termination (Not In Connection with Change in Control)” are (i) their respective annual base salaries for 12 months (ii) 1 times the average of the prior 2 years annual cash incentive. The amounts reflected in the “Involuntary Without Cause or Good Reason Termination (In Connection with Change in Control)” column include a lump sum payment equal to (a) 30 months of the executive’s annual base salary and (b) 2.5 times the average of the prior 2 years annual cash incentive.

PAY VERSUS PERFORMANCE
As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance disclosure that follows provides information about the relationship between "compensation actually paid" (as defined by Item 402(v) of Regulation S-K,“CAP”) to our Principal Executive Officer (“PEO”) and Non-PEO NEOs and certain financial performance measures of the Company. For further information concerning our pay-for-performance philosophy and how the Company aligns executive compensation with performance, see our CD&A.
The table below reflects compensation actually paid to the Company’s PEO and average compensation actually paid to non-PEO NEOs during 2020 through 2022. In addition, the table compares our Total Shareholder Return (”TSR”) against peer group TSR, using KBW Nasdaq Regional Banking Index as our peer group, which peer group was used for all three years disclosed below.

Year	SCT Total Compensation for PEO ($)	Compensation Actually Paid to PEO ($)	Average SCT Total Compensation for Non-PEOs ($)	Average Compensation Actually Paid to Non-PEOs ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (in Millions $)	Diluted Earnings Per Share
					TSR ($)	Peer Group TSR ($)
2022	7,280,840	5,204,275	1,595,700	1,425,597	107.5	89.0	146.3	$2.71
2021	3,104,142	4,809,004	1,194,019	1,231,131	147.3	116.6	139.6	$2.77
2020	3,489,504	4,166,758	1,254,244	1,451,544	93.7	86.4	73.9	$1.48
Mr. Holland served as the PEO for each of the years presented above. The non-PEO NEOs included for purposes of calculating the average non-PEO NEO compensation in each applicable year are as follows: (i) for 2022, Terry S. Earley, James Recer, Clay Riebe, LaVonda Renfro and Angela Harper; (ii) for 2021, Terry S. Earley, James Recer, Clay Riebe and LaVonda Renfro; and (iii) for 2020, Terry S. Earley, Jeff Kesler, Jon Heine and Clay Riebe.

To calculate the CAP for the PEO, the following amounts were deducted from or added to the SCT total compensation:

Year	SCT Total Compensation for PEO	Deductions from SCT Total[1,2]	Additions to SCT Total[2]	CAP to PEO

2022	$7,280,840	$(5,529,257)	$3,452,692	$5,204,275
2021	$3,104,142	$(928,423)	$2,633,285	$4,809,004
2020	$3,489,504	$(1,895,596)	$2,572,850	$4,166,758

1 Represents grant date fair value of equity based awards granted each year and deductions to SCT for equity award adjustments for 2022 which includes the one-time retention award for 150,000 time-based RSUs granted on July 1, 2022.
2 Represents the value of equity calculated (deduction/addition) in accordance with the SEC methodology for determining CAP for each of year show in the table below:

Year	Fair Value of Current Year Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Period Year of Equity Awards that Failed to Meet Vesting Condition in the Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	(Deductions) Additions to SCT Total for Equity Award Adjustments

2022	$4,534,077	$(1,629,851)	$—	$548,466	$—	$—	$3,452,692
2021	$677,493	$1,990,492	$—	$(34,700)	$—	$—	$2,633,285
2020	$2,629,355	$(129,805)	$—	$73,300	$—	$—	$2,572,850

To calculate the CAP for the non-PEO's, the following amounts were deducted from or added to the SCT total compensation:

Year	SCT Total Compensation for Non-PEO	Deductions from SCT Total[1,2]	Additions to SCT Total[2]	CAP to Non-PEO

2022	$1,595,700	$(870,838)	$700,735	$1,425,597
2021	$1,194,019	$(242,832)	$279,944	$1,231,131
2020	$1,254,244	$(517,738)	$715,038	$1,451,544

1 Represents grant date fair value of equity based awards granted each year and deductions to SCT for equity award adjustments for 2022.
2 Represents the value of equity calculated (deduction/addition) in accordance with the SEC methodology for determining CAP for each of year show in the table below:

Year	Fair Value of Current Year Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Period Year of Equity Awards that Failed to Meet Vesting Condition in the Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	(Deductions) Additions to SCT Total for Equity Award Adjustments

2022	$649,725	$(105,670)	$—	$156,680	$—	$—	$700,735
2021	$189,373	$117,560	$—	$(26,989)	$—	$—	$279,944
2020	$722,887	$(42,262)	$—	$34,413	$—	$—	$715,038

FINANCIAL PERFORMANCE MEASURES

The following table lists the most important financial measures used by us to link compensation actually paid to our named executive officers for 2022 to Company performance.

Diluted Earnings Per Share
Total Shareholder Return
Pre-Tax Pre-Provision Return on Average Assets
Return on Average Tangible Common Equity

For an explanation as to how these financial performance measures were used to determine 2022 pay for our PEO and non-PEO NEOs, see “Compensation Discussion and Analysis” on page 24.

RELATIONSHIP BETWEEN PAY AND FINANCIAL PERFORMANCE

As described in more detail in “Compensation Discussion and Analysis”, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The charts below describe the relationship between compensation actually paid to our PEO and non-PEO NEOs (as calculated above) and our financial and stock performance. As noted below, the Company's 3-year cumulative TSR outperformed the companies included in the industry index (dollars in millions).

Company TSR vs. Peer Group TSR
$160
$150
$140
$130
$120
$110
$100
$90
$80
Cumulative TSR
(value of initial $100 investment)
$100.0
$93.7
$86.4
$147.3
$116.6
$107.5
$89.0
2020
2021
2022
3-Year Company TSR
3-Year Peer Group TSR

Compensation Actually Paid and Cumulative TSR

As demonstrated by the following graph, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the CEO) is generally aligned with the Company’s cumulative TSR over the three years presented in the table (dollars in millions).

Compensation Actually Paid and Net Income

As shown in the chart below, the Company’s net income has steadily increased while the PEO and non-PEO NEOs’ CAP has varied significantly each year. This is due to the emphasis the Company places on equity incentives, which are sensitive to changes in stock prices.

Compensation Actually Paid and Diluted Earnings Per Share

As demonstrated by the following graph, the amount of compensation actually paid to Company’s PEO and the average amount of compensation actually paid to the Company’s non-PEO NEOs as a group is generally aligned with the Company’s diluted earnings per share over the three years presented in the table.

CHIEF EXECUTIVE OFFICER PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.
In order to determine our median employee, we prepared a list of all employees (excluding our CEO) as of the determination date, December 31, 2022, along with their gross income as reported on IRS form W-2 for the year ended December 31, 2022. Gross income as reported on IRS form W-2 for the year ended December 31, 2022 was annualized for those employees that were not employed for the full year.
After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our NEOs as set forth in the Summary Compensation Table above.
The annual compensation for 2022 for our CEO was $7,280,840 and for our median employee was $84,215. The resulting ratio of our CEO’s pay to that of our median employee for the year ended December 31, 2022 was 86 to 1.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the recommendation of the Audit Committee, the Board has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023. Grant Thornton LLP has served as our independent auditors since 2014. We have been advised by Grant Thornton LLP that neither Grant Thornton LLP nor any of its members had any financial interest, direct or indirect, in us nor has Grant Thornton LLP had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board is seeking ratification of the appointment of Grant Thornton LLP for the 2023 fiscal year. Shareholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the 2023 fiscal year is not required by our bylaws, state law or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will consider this information when determining whether to retain Grant Thornton LLP for future services.
Representatives of Grant Thornton LLP are expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023 will require the affirmative vote of a majority of the votes cast at the Annual Meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

Report of the Audit Committee
The Audit Committee oversees Veritex’s financial reporting process on behalf of the Board. Management has primary responsibility for preparing Veritex’s financial statements and the reporting process, including developing, maintaining and evaluating Veritex’s internal control over financial reporting in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Veritex’s audited financial statements for the fiscal year ended December 31, 2022, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements.
The Audit Committee discussed with Grant Thornton LLP their audit of Veritex’s 2022 financial statements, including Veritex’s internal control over financial reporting and critical accounting matters. During 2022, the Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of Veritex’s internal control over financial reporting, and the overall quality of Veritex’s financial reporting. In addition, the Audit Committee discussed with Grant Thornton LLP the matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (“PCAOB”) and such other matters as are required by the PCAOB to be discussed with the Audit Committee. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the auditors’ independence from management and Veritex, considered the compatibility of non-audit services with the auditors’ independence and concluded that the auditors’ independence had been maintained.
Based on its review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Veritex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

AUDIT COMMITTEE Steven D. Lerner, Audit Committee Chair Arcilia Acosta, Audit Committee Member Gregory B. Morrison, Audit Committee Member Gordon Huddleston, Audit Committee Member
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy and related procedures regarding the pre-approval of all audit, audit-related and non-audit services to be performed by our independent auditors. The Audit Committee will approve the engagement of auditors for a term of 12 months, unless the Audit Committee considers a different period and specifically states otherwise. The Audit Committee annually reviews and pre-approves the services, and the associated cost levels or budgeted amounts that may be provided by our independent auditors without obtaining specific pre-approval from the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members. All requests or applications for services to be provided by the independent auditors that do not require specific approval by the Audit Committee will be submitted to the chair of the committee in order to determine whether such services are included within the list of services that have been pre-approved by the committee.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee has reviewed the following audit and non-audit fees that we have paid to Grant Thornton LLP for 2022 and 2021 for purposes of considering whether such fees are compatible with maintaining the independence of Grant Thornton LLP, and concluded that such fees did not impair Grant Thornton LLP’s independence. The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by our independent auditors before the services are performed, including all of the services, if any, described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” in the footnotes to the table below. The Audit Committee pre-approved all of the services provided by Grant Thornton LLP and all of the fees described below in accordance with the policies and procedures described below.

	2022	2021
Audit Fees[1]	$877,103	$931,294
Audit-Related fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total fees	$877,103	$931,294
1 Audit Fees reflect the aggregate fees billed for services related to the reviews of our quarterly reports filed on Form 10-Q, the audit of our consolidated financial statements and the preparation of financial statements in accordance with PCAOB standards, audit of internal controls to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Act, registration statements and other SEC filings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTION
General
In addition to the relationships, transactions and the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2022, including currently proposed transactions, to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors (including nominees), executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.
Ordinary Banking Relationships
Some of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have had transactions with, the Bank in the ordinary course of business. These transactions including deposits, loans, mortgages and other financial services transactions, all of which were effected on substantially the same terms and conditions, including interest rate and collateral (where applicable), as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or other unfavorable features.
As of December 31, 2022, we had approximately $35.0 million of loans outstanding to our officers, directors and principal shareholders, as well as their immediate family members and affiliates, and those of the Bank, and we had approximately $7.9 million in unfunded loan commitments to these persons. As of April 17, 2023, no related person loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into similar transactions in the ordinary course of business on similar terms and conditions with our officers, directors and principal shareholders, as well as their immediate families and affiliates, in the future.
Review and Approval of Transactions with Related Persons
Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders). We and the Bank have adopted policies to comply with these regulatory requirements and restrictions.
    In addition, we have adopted a written Related Person Transactions Policy, which provides that any related person transaction is generally prohibited unless the Audit Committee determines that such transaction is fair to our company and, if necessary, we have developed an appropriate plan to manage any conflicts of interest. A “related person transaction” is a transaction between us and a director, executive officer or 5% or more shareholder, any of their respective immediate family members or a company or other entity in which any of these persons have a direct or indirect material interest. Such transactions may include financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. Pursuant to the Related Person Transactions Policy, all related person transactions must be reviewed and approved by the Audit Committee before such transaction is entered into, or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for preapproval, ratified by the committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction and terms available to third parties for similar transactions.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
    The following table presents information regarding the beneficial ownership of our common stock, as of April 5, 2023, by (i) each nominee for election as a director, (ii) each named executive officer, (iii) each person who is known by us to own beneficially 5% or more of our common stock and (iv) all directors and executives as a group. Unless otherwise indicated, based on information furnished by such shareholders, our management believes that each person has sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The table below calculates the percentage of beneficial ownership based on 54,229,033 shares of common stock outstanding as of April 5, 2023.

Name of Beneficial Owner[1]	Number of Shares Beneficially Owned	Percentage Beneficially Owned[2]
Directors, Nominees and Named Executive Officers:
C. Malcolm Holland, III[3]	384,948	*
Arcilia Acosta[4]	56,514	*
Pat S. Bolin[5]	215,413	*
April Box[6]	14,273	*
Blake Bozman[7]	118,361	*
Terry Earley[8]	112,726	*
William D. Ellis[9]	457,761	*
William E. Fallon[10]	16,983	*
Mark C. Griege[11]	130,628	*
Gordon Huddleston[12]	36,999	*
Steven D. Lerner[13]	33,494	*
Manuel J. Mehos[14]	314,206	*
Gregory B. Morrison[15]	23,882	*
James Recer[16]	19,830	*
LaVonda Renfro[17]	93,055	*
Clay Riebe[18]	95,901	*
John T. Sughrue[19]	86,336	*
Angela Harper[20]	86,226	*
Directors and executive officers of the Company as a group (20 persons)	2,312,156	4.3%

Principal Shareholders:
5% Security Holders:
BlackRock, Inc.[21]	7,753,775	14.3%
Vanguard[22]	3,686,450	6.8%
* Represents beneficial ownership of less than 1%.
1    Except as otherwise indicated, the address for each of the following is 8214 Westchester Drive, Suite 800, Dallas, Texas 75225.
2    Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all options and warrants to acquire shares of our common stock held by such person that are currently exercisable or exercisable within 60 days of April 5, 2021. The ownership percentage of all executive officers and directors, as a group, assumes that all 19 persons, but no other persons, exercise all options and warrants to acquire shares of our common stock held by such persons that are currently exercisable or exercisable within 60 days of April 5, 2021.
3    Includes (i) 177,017 shares held in Mr. Holland’s name, (ii) 5,750 shares held by The Holland III FLP, and (iii) stock options to purchase 202,181 shares of Veritex common stock.
4    Includes 56,514 shares held in Ms. Acosta's name.
5    Includes (i) 36,007 shares held in Mr. Bolin’s name, (ii) 10,000 shares held by Red Star Yield Holdings, Inc., an entity controlled by Mr. Bolin (iii) 24,249 shares held by the DHB Family Partnership, LP, which is controlled by Mr. Bolin, (iv) 22,250 shares held by the PSB Family Trust

II, of which Mr. Bolin’s wife is the trustee, (v) 96,237 shares held by Anasazi Capital, LP, which is controlled by Mr. Bolin, and (vi) 26,670 shares held by Bolin Investments, LP, which is controlled by Mr. Bolin.
6    Includes 14,273 shares held in Ms. Box's name.
7    Includes (i) 91,056 shares held in Mr. Bozman's name and (ii) 27,305 held by Bozman DFS Partnership, which is controlled by Mr. Bozman.
8    Includes (i) 73,668 shares held in Mr. Earley’s name, (ii) 7,980 held by Mr. Earley in an IRA for his benefit and (iii) options to purchase 31,078 shares of our common stock.
9    Includes (i) 178,454 shares held in Mr. Ellis’s name, (ii) 279,307 shares held by Multus Analytics LLC and (iii) Multus Analytics LLC received and holds the 279,307 shares in exchange for Green's common stock in connection with Veritex's acquisition of Green. Mr. Ellis is the manager of Multus Analytics LLC and has voting power and dispositive power over the shares held for the entity.
10    Includes (i) 13,983 shares held in Mr. Fallon's name, and (ii) 3,000 shares held by Mr. Fallon in an IRA for his benefit.
11    Includes 130,628 shares held in Mr. Griege’s name.
12    Includes (i) 34,399 shares held in Mr. Huddleston's name, (ii) 100 shares held by Mr. Huddleston in an IRA for his benefit and (iii) stock options to purchase 2,500 shares of our common stock.
13    Includes 33,494 shares held in Mr. Lerner’s name.
14    Includes 314,206 shares held in Mr. Mehos’s name.
15    Includes 23,882 shares held in Mr. Morrison’s name.
16    Includes 4,830 shares held in Mr. Recer's name.
17    Includes (i) 36,530 shares held in Mrs. Renfro's name and (ii) stock options to purchase 56,525 shares of our common stock.
18    Includes (i) 31,441 shares held in Mr. Riebe’s name and (ii) stock options to purchase 64,460 shares of our common stock.
19    Includes (i) 78,223 shares held individually by Mr. Sughrue, (ii) 7,208 share held by Mr. Sughrue’s spouse and (iii) 905 shares held by Mr. Sughrue’s son.
20    Includes (i) 38,510 shares held in Ms. Harper's name and (ii) stock options to purchase 47,716 shares of our common stock.
21    Based solely on information reported on a Schedule 13G/A filed with the SEC on January 24, 2023 by or on behalf of BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
22    Based solely on information reported on a Schedule 13G/A filed with the SEC on February 9, 2023 by or on behalf of Vanguard Group, Inc. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

    Corporate responsibility and sustainability play an important role in our business, operating strategies and long-term value creation for our shareholders, customers and team members. We believe that environmental, social and governance (“ESG”) practices are critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities. We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. We recognize the importance of ESG considerations and are firmly committed to conducting business in a responsible manner.

    Please view our ESG Report at www.veritexbank.com. Our ESG Report is not a part of our proxy solicitation materials.

HOUSEHOLDING OF PROXY MATERIALS
    With respect to eligible shareholders who share a single address, we are sending only one copy of this proxy statement and accompanying notice of the Annual Meeting to that address unless we have received instructions to the contrary from any shareholder at that address. Eligible shareholders will continue to have access to and receive separate proxy cards. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, a shareholder of record who wishes to receive a separate copy of this proxy statement and the accompanying notice of the Annual Meeting in the future may contact us by mail at Veritex Holdings, Inc., 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, or by phone at (972) 349-6200. Eligible shareholders of record receiving multiple copies of this proxy statement and the accompanying notice of the Annual Meeting can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting such bank, broker or other nominee.

DATE FOR SUBMISSION OF SHAREHOLDER
PROPOSALS FOR 2024 ANNUAL MEETING

If a shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2024 annual meeting of shareholders, such proposal and supporting statements, if any, must be received by us at our principal executive offices, located at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than 120 calendar days before the one-year anniversary of the date this proxy statement is released to shareholders. Any such proposal must comply with the requirements of Rule 14a-8.

DATE FOR SUBMISSION OF DIRECTOR
NOMINATIONS FOR 2024 ANNUAL MEETING

In order for shareholders to give timely notice of nominations for directors, other than our nominees, for inclusion on a universal proxy card in connection with the 2024 annual meeting of shareholders, notice must be submitted to us at our principal executive offices, located at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than 60 calendar days prior to the one-year anniversary of the date of the Annual Meeting and must comply with the requirements of Rule 14a-19.

OTHER MATTERS
The Board does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment or postponement thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.
A copy of this proxy statement and our 2022 annual report to shareholders is available without charge from our website at https://ir.veritexbank.com/. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules but not including exhibits, as filed with the SEC, will be sent to any shareholder of record as of the record date without charge upon written request addressed to 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations. A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.ctsproxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 at https://ir.veritexbank.com/financial-information/sec-filings.

21877 Veritex Proxy Card - Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

VERITEX HOLDINGS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 2:00 p.m., Central Time, on May 18, 2023.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this X

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSAL 1, 2 AND 3, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. Election of Directors

(1) C. Malcolm Holland, III
(2) Arcilia Acosta
(3) Pat S. Bolin
(4) April Box
(5) Blake Bozman
(6) William D. Ellis
(7) William E. Fallon
(8) Mark C. Griege
(9) Gordon Huddleston
(10) Steven D. Lerner
(11) Manuel J. Mehos
(12) Gregory B. Morrison
(13) John T. Sughrue

FOR all Nominees listed to the left ☐

WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

	FOR	AGAINST	ABSTAIN
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of Grant Thronton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.	☐	☐	☐

CONTROL NUMBER

Signature__________ Signature, if held jointly__________ Date________, 2023

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

21877 Veritex Proxy Card - Back

The proxy statement and our 2022 Annual Report to Shareholders are available at https://ir.veritexbank.com/2023-annual-meeting-shareholders

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VERITEX HOLDINGS, INC.

The undersigned appoints C. Malcolm Holland, III and Terry S. Earley, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Veritex Holdings, Inc. held of record by the undersigned at the close of business on April 5, 2023 at the Annual Meeting of Shareholders of Veritex Holdings, Inc. to be held on May 18, 2023, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THIRTEEN NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)